U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 1-A

Post-Qualification Amendment No. 2

REGULATION A OFFERING CIRCULAR UNDER THE SECURITIES ACT OF 1933

WINNERS, INC.
(Exact name of issuer as specified in its charter)

Nevada

(State of other jurisdiction of incorporation or organization)

1180 North Town Center Drive

Suite 100 #1079

Las Vegas, NV 89144

(954) 908-3366

(Address, including zip code, and telephone number,

including area code of issuer’s principal executive office)

Eric Newlan

Newlan Law Firm, PLLC

2201 Long Prairie Road, Suite 107-762

Flower Mound, TX 75022

(940) 367-6154

(Name, address, including zip code, and telephone number

including area code, of agent for service)

This Preliminary Offering Circular shall only be qualified upon order of the Commission, unless a subsequent amendment is filed indicating the intention to become qualified by operation of the terms of Regulation A.

This Preliminary Offering Circular is following the S-1 Format described in Part II of Form 1-A.

7990	26-0764832
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Post-Qualification Offering Circular Amendment No. 2

 File No. 024-11335

WINNERS, INC.

400,000,000 Shares of Common Stock

This Post-Qualification Offering Circular Amendment No. 2 (the “PQA”) amends the Offering Statement of Winners, Inc., a Nevada corporation (the “Company”), dated March 26, 2021, and qualified on March 24, 2021, and as amended on March 25, 2022, and qualified on April 6, 2022, and as may be amended and supplemented from time to time, to: (a) add 100,000,000 additional shares of common stock to be offered by our company pursuant to this PQA, for a revised maximum of 400,000,000 Shares; (b) add 37,150,000 additional shares of common stock to offered by ClickStream Corporation (the “Selling Shareholder”) pursuant to this PQA, for a revised share amount of 100,000,000 Shares; and (c) reduce the offering price of the remaining 299,500,000 unsold Shares (the “Remaining Shares”) and the 100,000,000 shares of our common stock (the “Selling Shareholder Offered Shares”) offered by the Selling Shareholder, the majority owner of the Company, to $__[0.004-0.006] per share (the price to be fixed by a post-qualification supplement).

The Company is hereby providing the information and disclosure format required by Part I of Form S-1 (17 9 CFR 239.18) pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A, and is following the requirements for a smaller reporting company as it meets the definition of that term in Rule 405 (17 CFR 230.405).

AN OFFERING STATEMENT PURSUANT TO REGULATION “A” RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PLEASE REVIEW ALL RISK FACTORS ON PAGE 8 BEFORE MAKING AN INVESTMENT IN THIS COMPANY. AN INVESTMENT IN THIS COMPANY SHOULD ONLY BE MADE IF YOU ARE CAPABLE OF EVALUATING THE RISKS AND MERITS OF THIS INVESTMENT AND IF YOU HAVE SUFFICIENT RESOURCES TO BEAR THE ENTIRE LOSS OF YOUR INVESTMENT, SHOULD THAT OCCUR.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

Title of Class of Securities Offered and Offeror of Securities	Total Number of Shares Offered	Number of Shares Sold to Date	Proceeds to Offeror to Date (1)	Number of Remaining Shares to Be Sold	Price to Public of Remaining Shares to Be Sold	Proceeds to Offeror from Remaining Shares and Selling Shareholder Offered Shares (1)	Commissions (2)	Total Proceeds to Offeror (3)
Common Stock Offered by Our Company	400,000,000	100,500,000	$4,625,000	299,500,000	$ [0.004-0.006]	$ [1,198,000-1,797,000]	$-0-	$ [5,823,000-6,422,000]
Common Stock Offered by Selling Shareholder	100,000,000	-0-	$-0-	100,000,000	$ [0.004-0.006]	$ [400,000-600,000]	$-0-	$ [400,000-600,000]

(1)	Does not reflect payment of expenses of this Offering, which are estimated to not exceed $27,500 and which include, among other things, legal fees, accounting costs, reproduction expenses, due diligence, marketing, consulting, administrative services other costs of Blue Sky compliance, technology providers, and actual out-of-pocket expenses incurred by the Company selling the Shares. If the Company engages the services of broker-dealers in connection with the Offering, their commissions will be an additional expense of the Offering. See “Plan of Distribution” for details regarding the compensation payable in connection with this Offering. This amount represents the proceeds of the Offering to the Company, which will be used as set out in “USE OF PROCEEDS TO COMPANY.”
(2)	Neither the Company nor the Selling Shareholder has enlisted the services of a broker-dealer or underwriter, but may at some time in the future. However, information as to any such broker-dealer or finder shall be disclosed in an amendment to this Offering Circular. See “PLAN OF DISTRIBUTION.”
(3)	Assumes that all of the Remaining Shares and all of the Selling Shareholder Offered Shares are sold.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

This Offering (the “Offering”) consists of up to 400,000,000 Shares of the Company’s Common Stock (the “Shares” or individually, each a “Share”), of which 90,500,000 have been sold at $0.05 per share and 10,000,000 have been sold at $0.01 per share, or $4,625,000 in the aggregate, and 209,500,000 Remaining Shares that are being offered at $__[0.004-0.006] per share on a “best efforts” basis, which means that there is no guarantee that any minimum amount will be sold. The Shares are being sold by Winners Inc., a Nevada Corporation (the “Company”). There is no minimum number of Shares that needs to be sold in order for funds to be released to the Company and for this Offering to close.

In addition, a single selling shareholder, ClickStream Corporation (the Selling Shareholder) is offering up to 100,000,000 shares of our common stock currently outstanding (the Selling Shareholder Offered Shares) (collectively, the Remaining Shares and the Selling Shareholder Offered Shares are referred to as the “Shares”). We will not receive any of the proceeds from the sale of the Selling Shareholder Offered Shares in this offering. We will pay all of the expenses of the offering (other than the discounts and commissions payable with respect to the Selling Shareholder Offered Shares sold in the offering).

The Shares are being offered pursuant to Regulation A of Section 3(b) of the Securities Act of 1933, as amended, for Tier 1 Offerings. The Shares will only be issued to purchasers who satisfy the requirements set forth in Regulation A. The Offering is expected to expire on the first of: (i) all of the Shares offered are sold; or (ii) unless sooner terminated by the Company. Upon each closing under the terms as set out in this Offering Circular, funds will be immediately transferred to the Company where they will be available for use in the operations of the Company’s business in a manner consistent with the “USE OF PROCEEDS TO COMPANY” in this Offering Circular. This Offering may remain open for a twelve (12) month period but may extend past the Closing Date at the discretion of the Company and in accordance with the rules and provisions of Regulation A promulgated under the “Jumpstart Our Business Startups Act” (the JOBS Act).

THIS OFFERING CIRCULAR DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS CONCERNING THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFERING CIRCULAR, AND IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON.

PROSPECTIVE INVESTORS ARE NOT TO CONSTRUE THE CONTENTS OF THIS OFFERING CIRCULAR, OR OF ANY PRIOR OR SUBSEQUENT COMMUNICATIONS FROM THE COMPANY OR ANY OF ITS EMPLOYEES, AGENTS OR AFFILIATES, AS INVESTMENT, LEGAL, FINANCIAL OR TAX ADVICE.

BEFORE INVESTING IN THIS OFFERING, PLEASE REVIEW ALL DOCUMENTS CAREFULLY, ASK ANY QUESTIONS OF THE COMPANY’S MANAGEMENT THAT YOU WOULD LIKE ANSWERED AND CONSULT YOUR OWN COUNSEL, ACCOUNTANT AND OTHER PROFESSIONAL ADVISORS AS TO LEGAL, TAX AND OTHER RELATED MATTERS CONCERNING THIS INVESTMENT.

NASAA UNIFORM LEGEND

FOR RESIDENTS OF ALL STATES: THE PRESENCE OF A LEGEND FOR ANY GIVEN STATE REFLECTS ONLY THAT A LEGEND MAY BE REQUIRED BY THAT STATE AND SHOULD NOT BE CONSTRUED TO MEAN AN OFFER OR SALE MAY BE MADE IN A PARTICULAR STATE. IF YOU ARE UNCERTAIN AS TO WHETHER OR NOT OFFERS OR SALES MAY BE LAWFULLY MADE IN ANY GIVEN STATE, YOU ARE HEREBY ADVISED TO CONTACT THE COMPANY. THE SECURITIES DESCRIBED IN THIS OFFERING CIRCULAR HAVE NOT BEEN REGISTERED UNDER ANY STATE SECURITIES LAWS (COMMONLY CALLED “BLUE SKY” LAWS).

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE PERSON OR ENTITY CREATING THE SECURITIES AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NOTICE TO FOREIGN INVESTORS

IF THE PURCHASER LIVES OUTSIDE THE UNITED STATES, IT IS THE PURCHASER’S RESPONSIBILITY TO FULLY OBSERVE THE LAWS OF ANY RELEVANT TERRITORY OR JURISDICTION OUTSIDE THE UNITED STATES IN CONNECTION WITH ANY PURCHASE OF THE SECURITIES, INCLUDING OBTAINING REQUIRED GOVERNMENTAL OR OTHER CONSENTS OR OBSERVING ANY OTHER REQUIRED LEGAL OR OTHER FORMALITIES. THE COMPANY RESERVES THE RIGHT TO DENY THE PURCHASE OF THE SECURITIES BY ANY FOREIGN PURCHASER.

Forward Looking Statement Disclosure

This Form 1-A Offering Circular, and any documents incorporated by reference herein or therein contain forward-looking statements and are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this Form 1-A, Offering Circular, and any documents incorporated by reference are forward-looking statements. Forward-looking statements give the Company’s current reasonable expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. The forward-looking statements contained in this Form 1-A Offering Circular, and any documents incorporated by reference herein or therein are based on reasonable assumptions the Company has made in light of its industry experience, perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. As you read and consider this Form 1-A Offering Circular, and any documents incorporated by reference, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond the Company’s control) and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual operating and financial performance and cause its performance to differ materially from the performance anticipated in the forward-looking statements. Should one or more of these risks or uncertainties materialize or should any of these assumptions prove incorrect or change, the Company’s actual operating and financial performance may vary in material respects from the performance projected in these forward-looking statements. Any forward-looking statement made by the Company in this Form 1-A Offering Circular or any documents incorporated by reference herein speaks only as of the date of this Form 1-A Offering Circular or any documents incorporated by reference herein. Factors or events that could cause our actual operating and financial performance to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

About This Form 1-A and Offering Circular

In making an investment decision, you should rely only on the information contained in this Form 1-A and Offering Circular. The Company has not authorized anyone to provide you with information different from that contained in this Form 1-A and Offering Circular. We are offering to sell and seeking offers to buy the Shares only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this Form 1-A and Offering Circular is accurate only as of the date of this Form 1-A and Offering Circular, regardless of the time of delivery of this Form 1-A and Offering Circular. Our business, financial condition, results of operations, and prospects may have changed since that date. Statements contained herein as to the content of any agreements or other documents are summaries and, therefore, are necessarily selective and incomplete and are qualified in their entirety by the actual agreements or other documents. The Company will provide the opportunity to ask questions of and receive answers from the Company’s management concerning terms and conditions of the Offering, the Company or any other relevant matters and any additional reasonable information to any prospective investor prior to the consummation of the sale of the Shares. This Form 1-A and Offering Circular do not purport to contain all of the information that may be required to evaluate the Offering and any recipient hereof should conduct its own independent analysis. The statements of the Company contained herein are based on information believed to be reliable. No warranty can be made as to the accuracy of such information or that circumstances have not changed since the date of this Form 1-A and Offering Circular. The Company does not expect to update or otherwise revise this Form 1-A, Offering Circular or other materials supplied herewith. The delivery of this Form 1-A and Offering Circular at any time does not imply that the information contained herein is correct as of any time subsequent to the date of this Form 1-A and Offering Circular. This Form 1-A and Offering Circular are submitted in connection with the Offering described herein and may not be reproduced or used for any other purpose.

EXEMPTIONS UNDER JUMPSTART OUR BUSINESS STARTUPS ACT

We are an emerging growth company. An emerging growth company is one that had total annual gross revenues of less than $1.07 billion (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) during its most recently completed fiscal year. We would lose our emerging growth status if we were to exceed $1.07 billion in gross revenues. We are not sure this will ever take place.

Because we are an emerging growth company, we have the exemption from Section 404(b) of Sarbanes-Oxley Act of 2002 and Section 14A(a) and (b) of the Securities Exchange Act of 1934. Under Section 404(b), we are now exempt from the internal control assessment required by subsection (a) that requires each independent auditor that prepares or issues the audit report for the issuer shall attest to, and report on, the assessment made by the management of the issuer. We are also not required to receive a separate resolution regarding either executive compensation or for any golden parachutes for our executives so long as we continue to operate as an emerging growth company.

We hereby elect to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1).

We will lose our status as an emerging growth company in the following circumstances:

●	The end of the fiscal year in which our annual revenues exceed $1.0 billion.

●	The end of the fiscal year in which the fifth anniversary of our IPO occurred.

●	The date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt.

●	The date on which we qualify as a large accelerated filer.

Forward Split: We have effected on November 22, 2020, a forward split of 10 to 1 of both our outstanding and authorized shares of common stock. The conversion price (and/or exercise price) of our outstanding convertible securities have been adjusted accordingly. All information in this Offering Circular assumes the 10 for 1 split on November 22, 2020, and unless otherwise indicated all such amounts set forth herein have been adjusted to give effect to the forward split.

OFFERING SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Offering Circular and/or incorporated by reference in this Offering Circular. For full Offering details, please (1) thoroughly review this Form 1-A filed with the Securities and Exchange Commission (2) thoroughly review this Offering Circular and (3) thoroughly review any attached documents to or documents referenced in, this Form 1-A and Offering Circular.

Pursuant to a Reorganization and Stock Purchase Agreement dated as of July 15, 2020 (the “Reorganization Agreement”) between the Company on the one hand, and Vegas Winners, Inc. (“VWIN”) and certain of the shareholders of VWIN (the “VWIN Shareholders”) on the other hand, effective August 11, 2020 the VWIN Shareholders transferred to the Company 4,250,000 shares of VWIN’s common stock representing approximately 96.5% of the outstanding stock of VWIN in exchange for 4,250,000 shares of the Class A convertible preferred stock of the Company. As used in this Offering Circular, all of the disclosure pertaining to the business of Company refers to the business of VWIN. Additionally, the acquisition of VWIN is accounted for as a reverse acquisition whereby the Company is the legal acquirer and VWIN is the accounting acquirer.

Type of Stock Offering:	Shares of our Common Stock

Price Per Remaining Share:	$__[0.004-0.006]

Maximum Offering:	$___[5,823,000-6,422,000], assuming the sale of all Remaining Shares. The Company will not accept investments greater than the Maximum Offering amount.

Maximum Shares Offered:	400,000,000 Shares of Common Stock by the Company, including the 299,500,000 Remaining Shares; and 100,000,000 Shares of Common Stock by the Selling Shareholder

Use of Proceeds:	See the description in section entitled “USE OF PROCEEDS TO COMPANY” on page 28 herein.

Voting Rights:	The Shares have voting rights.

Length of Offering:	Shares will be offered on continuous basis until the earliest of (a) the date on which the Maximum Offering has been sold, (b) July 11, 2023, or (c) the date on which this offering is earlier terminated by us, in our sole discretion. See “PLAN OF DISTRIBUTION.”

Shares Outstanding:	As of the date of this PQA, the Company had 293,739,856 shares of Common Stock issued and outstanding.

Derivative Securities Outstanding:	As of the date of this PQA, the Company had 8,458,334 shares of Series A Preferred Stock issued and outstanding, which, assuming all of the Remaining Shares are sold, will be convertible into almost 5 billion shares of Common Stock. (See “Dilution”).

Trading:	Our Common Stock is traded on the Pink Market of the OTC Markets under the symbol “WNRS”.

The Company may not be able to sell the Maximum Offering Amount. The Company will conduct one or more closings on a rolling basis as funds are received from investors. Funds tendered by investors will be kept in an account in the Company’s name and will be immediately available to the Company. Once a subscription agreement is accepted by the Company, funds are non-refundable. The Company plans to begin sales immediately after this Preliminary Offering Circular has been qualified by the Securities and Exchange Commission (the “SEC”). The net proceeds of the Offering will be the gross proceeds of the Shares sold minus the expenses of the Offering.

SUMMARY FINANCIAL DATA

The following tables summarize our financial data. We have derived the summary statement of operations data for the three months ended March 31, 2022 and 2021 from our financial statements included elsewhere in this PQA. The financial statements reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for a fair presentation of the financial statements. Our historical results are not necessarily indicative of the results that may be expected in the future. The following statement of operations data should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this PQA.

The table below sets forth line items from the Company’s unaudited Statements of Operations.

Results of Operations March 31, 2022 and 2021:

	For the three months ended
	2022 (unaudited)	2021 (unaudited)
Revenue	$15,123	$1,956
Operating expenses	(441,642)	(656,439)
Loss from operations	(426,519)	(654,483)

Other expense
Interest income	18	—
Interest expense	(393)	(430,374)
Total other expense	(375)	(430,374)
Deemed dividend resulting from redemption of Series A Preferred Stock	(53,625)	—
Net Loss including non-controlling interest	$(426,894)	$(1,084,857)
Non-controlling interest	(250)	(129)
Net loss available to common stockholders	(480,269)	(1,084,857)
Net loss per share basic and diluted:	$(0.00)	$(0.01)
Weighted average common shares outstanding:
Basic and diluted	283,317,291	188,834,110

	At 3/31/22 (unaudited)	At 12/31/21 (unaudited)
Balance Sheet Data:
Cash	$269,954	$871,048
Working capital	380,181	787,921
Total assets	386,472	944,502
Total shareholders’ equity	371,723	778,921

RISK FACTORS

The purchase of the Company’s securities involves substantial risks. You should carefully consider the following risk factors in addition to any other risks associated with this investment. The Shares offered by the Company constitute a highly speculative investment and you should be in an economic position to lose your entire investment. The risks listed do not necessarily comprise all those associated with an investment in the Shares and are not set out in any particular order of priority. Additional risks and uncertainties may also have an adverse effect on the Company’s business and your investment in the Shares. An investment in the Company may not be suitable for all recipients of this Offering Circular. You are advised to consult an independent professional adviser or attorney who specializes in investments of this kind before making any decision to invest. You should consider carefully whether an investment in the Company is suitable in light of your personal circumstances and the financial resources available to you.

The discussions and information in this Offering Circular may contain both historical and forward-looking statements. To the extent that the Offering Circular contains forward-looking statements regarding the financial condition, operating results, business prospects, or any other aspect of the Company’s business, please be advised that the Company’s actual financial condition, operating results, and business performance may vary materially from that projected or estimated by the Company in forward-looking statements. The Company has attempted to identify, in context, certain of the factors it currently believes may cause actual future experience and results may vary from the Company’s current expectations.

Before investing, you should carefully read and carefully consider the following risk factors:

Risks Relating to the Company and Its Business

Our lack of operating history makes it difficult for you to evaluate the merits of purchasing our common stock.

We are a development-stage enterprise. We have made no sales and have incurred operating losses since inception. Our lack of sales does not provide a sufficient basis for you to assess our business and prospects. You have no assurance we will be able to generate sufficient revenues from our business to reach a break-even level or to become profitable in future periods. Without sufficient revenues, we may be unable to create value in our common stock, to pay dividends and to become a going concern. We are subject to the risks inherent in any new business with a new product in a highly competitive marketplace. You must consider the likelihood of our success in light of the problems, uncertainties, unexpected costs, difficulties, complications and delays frequently encountered in developing and expanding a new business and the competitive environment in which we plan to operate. If we fail to successfully address these risks, our business, financial condition and results of operations would be materially harmed. Your purchase of our common stock should be considered a high risk investment because of our early stage business which may likely encounter unforeseen costs, expenses, competition and other problems to which such businesses are often subject.

The Company Has Made Assumptions In Its Projections and In Forward-Looking Statements That May Not Be Accurate

The discussions and information in this Offering Circular may contain both historical and “forward-looking statements” which can be identified by the use of forward-looking terminology including the terms “believes,” “anticipates,” “continues,” “expects,” “intends,” “may,” “will,” “would,” “should,” or, in each case, their negative or other variations or comparable terminology. You should not place undue reliance on forward-looking statements. These forward-looking statements include matters that are not historical facts. Forward-looking statements involve risk and uncertainty because they relate to future events and circumstances. Forward-looking statements contained in this Offering Circular, based on past trends or activities, should not be taken as a representation that such trends or activities will continue in the future. To the extent that the Offering Circular contains forward-looking statements regarding the financial condition, operating results, business prospects, or any other aspect of the Company’s business, please be advised that the Company’s actual financial condition, operating results, and business performance may differ materially from that projected or estimated by the Company. The Company has attempted to identify, in context, certain of the factors it currently believes may cause actual future experience and results to differ from its current expectations. The differences may be caused by a variety of factors, including but not limited to adverse economic conditions, lack of market acceptance, reduction of consumer demand, unexpected costs and operating deficits, lower sales and revenues than forecast, default on indebtedness, inadequate capital, inability to raise capital or financing, failure to obtain customers, loss of customers and failure to obtain new customers, the risk of litigation and administrative proceedings involving the Company or its employees, higher than anticipated labor costs, the possible acquisition of new businesses or products that result in operating losses or that do not perform as anticipated, resulting in unanticipated losses, the possible fluctuation and volatility of the Company’s operating results and financial condition, adverse publicity and news coverage, inability to carry out marketing and sales plans, loss of key executives, changes in interest rates, inflationary factors, and other specific risks that may be referred to in this Offering Circular or in other reports issued by us or by third-party publishers.

If we lose key personnel or are unable to attract and retain qualified personnel, our business could be harmed and our ability to compete could be impaired.

Our success will depend to a significant degree upon the contributions of our management team which we will need to build. If we lose the services of one or more of our key members, we may be unable to achieve our business objectives. Additionally, we may be unable to attract and retain personnel with the advanced technical qualifications, sports betting acumen, or managerial experience necessary for the development of our business and planned expansion into areas and activities requiring additional expertise, due to intense competition for qualified personnel.

Our Business, Results of Operations and Financial Condition may be Adversely Impacted by the Recent COVID-19 Pandemic.

The COVID-19 pandemic has negatively affected the U.S. and global economy, resulted in significant travel restrictions, including mandated closures and orders to “shelter-in-place,” and created significant disruption of the financial markets. We are closely monitoring the impact of the COVID-19 pandemic on all aspects of our business, including how it will impact our customers and employees. We are unable to predict the ultimate impact that it may have on our business, future results of operations, financial position or cash flows. In particular, the pandemic has had a substantial negative impact on sports events and schedules which would otherwise generate interest in sports betting. On the other hand, we believe that many individuals have more flexibility with their time in view of the difficulty to travel and “stay-at home” requirements resulting in greater interest in activities such as sports betting using a computer at the customer’s residence.

The extent to which our operations may eventually be impacted by the COVID-19 pandemic will depend largely on future developments, which are highly uncertain and cannot be accurately predicted, including new information which may emerge concerning the severity of the outbreak and actions by government authorities to contain the outbreak or treat its impact. Even after the COVID-19 pandemic has subsided, we may experience materially adverse impacts to our business due to any resulting economic recession or depression. Furthermore, the impacts of a potential worsening of global economic conditions and the continued disruptions to and volatility in the financial markets remain unknown. The impact of the COVID-19 pandemic may also exacerbate other risks discussed in these risk factors, any of which could have a material effect on us. This situation is changing rapidly and additional impacts may arise that we are not aware of currently.

Operating results may significantly fluctuate from quarter to quarter and year to year.

We expect that a portion of our revenues for the foreseeable future will be from affiliations with sports betting companies and advertising as well as subscriptions. The timing of revenue in the future will depend to some extent upon the signing of affiliate agreements and the obtaining of advertising. In any one fiscal quarter we may receive multiple or no payments from our affiliates or advertisers. As a result, operating results may vary substantially from quarter to quarter, and thus from year to year. Revenue for any given period may be greater or less than revenue in the immediately preceding period or in the comparable period of the prior year.

If we are unable to effectively manage our growth, our ability to implement our business strategy and our operating results will likely be materially adversely affected.

Implementation of our business plan will likely place a significant strain on our management who must develop administrative, operating and financial infrastructures. To manage our business and planned growth effectively, we must successfully develop, implement, maintain and enhance our financial and accounting systems and controls, identify, hire and integrate new personnel and manage expanded operations.

Salary and benefits of additional personnel can be expected to place significant stress on our financial condition, and the availability of such qualified personnel may be limited. You have no assurance we will be able to attract and retain qualified personnel in sufficient numbers to adequately staff our business operations.

Because we have only recently introduced our services, you have limited information upon which you can evaluate our business.

We have only recently launched our services. Accordingly, you cannot evaluate our business based on operating history as an indication of our future performance. As a developing company in the rapidly evolving online sports wagering industry, we face risks and uncertainties relating to our ability to successfully develop our business plan. These risks include our ability to:

●	develop and expand our content and services;

●	exploit our database of subscribers;

●	attract an audience to our Web sites;

●	develop strategic relationships; and

●	develop and upgrade our technology.

If we are unsuccessful in addressing these risks and uncertainties, we will not be able to successfully execute our business plan and our stock price will decline.

We may fail to meet market expectations because of fluctuations in our quarterly operating results which would cause our stock price to decline.

Our revenues and costs will be difficult to predict. This is likely to result in significant fluctuations in our quarterly results. Because of our lack of operating history, we anticipate that securities analysts and investors will have difficulty in accurately forecasting our results. It is possible that our operating results in some quarters will be below market expectations. In this event, the price of our common stock is likely to decline.

The following are among the factors that could cause significant fluctuations in our operating results:

●	the number of users on, and the frequency of their use of, our Web sites;

●	our ability to attract and retain advertisers and affiliate arrangements;

●	the expiration or termination of our strategic relationships;

●	system outages, delays in obtaining new equipment or problems with planned upgrades;

●	our ability to successfully expand our online offerings beyond the sports handicapping sector;

●	the introduction of new or enhanced services by us or our competitors;

●	changes in our advertising rates or advertising rates in general, both on and off the Internet; and

●	changes in general economic and market conditions, including seasonal trends, that have an impact on the demand for Internet advertising.

We may not be able to adjust our operating expenses in order to offset any unexpected revenue shortfalls.

Our operating expenses will be based on our expectations of our future revenues. We intend to expend significant amounts in the short term, particularly to build brand awareness. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. If we fail to substantially increase our revenues, then our financial condition and results of operations would be materially adversely affected.

If we do not develop and enhance our brand, we will not be able to establish our customer base or build our revenues.

The development of our brand is critical to our ability to establish our user base and build our revenues. In order to attract users and advertisers, we intend to expend funds for creating and maintaining brand loyalty. We plan to use a combination of social media, print and Web-based advertising to promote our brand. If we fail to advertise and market our brand effectively, we will lose users and our revenues will decline.

Our success in promoting and enhancing our brand will also depend on our success in providing high quality content, features and functions that are attractive and entertaining to users of online game shows and multi-player games. If visitors to our Web sites, advertisers or sponsors do not perceive our services to be of high quality, the value of the brand could be diminished, we will lose users and our revenues will decline.

Our advertising pricing model, which is based partly on the number of advertisements delivered to our users, may not be successful.

Different pricing models are used to sell advertising on the Internet. The models we adopt may prove to not be the most profitable. To the extent that we do not meet the minimum guaranteed impressions that we may be required to deliver to users under our advertising contracts, we will defer recognition of the corresponding revenues until we achieve the guaranteed impression levels. To the extent that minimum guaranteed impression levels are not achieved, we may be required to provide additional impressions after the contract term, which would reduce our advertising inventory in subsequent periods.

In addition, since advertising impressions may be delivered to a user’s Web browser without regard to user activity, advertisers may decide that a pricing model based on user activity is preferable. As a result, we cannot accurately project our future advertising rates and revenues. If we are unable to adapt to new forms of Internet advertising or we do not adopt the most profitable form, our advertising revenues could be adversely affected.

We may not be able to track the delivery of advertisements on our network in a way that meets the needs of our advertisers.

It is important to our advertisers that we accurately measure the delivery of advertisements on our network and the demographics of our user base. Companies may choose to not advertise on our Web sites or may pay less for advertising if they do not perceive our ability to track and measure the delivery of advertisements to be reliable. We depend on third parties to provide us with many of these measurement services. If they are unable to provide these services in the future, we would need to perform them ourselves or obtain them from another provider. We could incur significant costs or experience interruptions in our business during the time we are replacing these services. In addition, if successful, legal initiatives related to privacy concerns could also prevent or limit our ability to track advertisements.

Our business may suffer if we have difficulty retaining users on our Web sites.

Our business and financial results are also dependent on our ability to retain users on our Web sites. In any particular month, many of the visitors to our sites may not be registered users and many of our registered users may not visit our sites. We believe that intense competition will cause some of our registered users to seek betting information on other sites and spend less time on our sites. It will be relatively easy for our users to go to competing sites and we cannot be certain that any steps we take will maintain or improve our retention of users. If we are unable to retain our user base, the demand for advertising on our Web sites may decrease and our revenues may decline.

We face risks associated with international operations, although we don’t anticipate our international operations to be more than 5% to 10% of the overall revenues.

●	We currently plan to expand outside the United States in the future.

●	Our business internationally will be subject to a number of risks. These include:

●	linguistic and cultural differences;

●	inconsistent regulations and unexpected changes in regulatory requirements;

●	differing technology standards that would affect the quality of the presentation of our products to our users;

●	potentially adverse tax consequences;

●	wage and price controls;

●	political instability and social unrest;

●	uncertain demand for electronic commerce; and

●	uncertain protection of our intellectual property rights.

We have no control over many of these matters and any of them may adversely affect our ability to conduct our business internationally.

Currency fluctuations and exchange control regulations may adversely affect our business.

Our reporting currency is the United States dollar. Our customers outside the United States, however, will be generally billed in local currencies. Our accounts receivable from these customers and overhead assets will decline in value if the local currencies depreciate relative to the United States dollar. Although we may enter into hedging transactions, we may not be able to do so effectively. In addition, any currency exchange losses that we suffer may be magnified if we become subject to exchange control regulations restricting our ability to convert local currencies into United States dollars.

Competition in the online sports betting information industry is intense and a failure to adequately respond to competitive pressure could result in lower revenues.

There are a number of companies that provide Web sites and online destinations targeted to audiences seeking various forms of content involving sports betting. All of these companies will compete with us for visitor traffic, advertising dollars and sponsorships. This competition is intense and is expected to increase significantly in the future as the number of entertainment-oriented Web sites continues to grow. Our success will be largely dependent upon the perceived value of our content relative to other available entertainment alternatives, both online and elsewhere.

Increased competition could result in:

●	lower profit margins;

●	lower advertising or sponsorship rates;

●	loss of visitors or visitors spending less time on our sites;

●	reduced page views or advertising impressions; and

●	loss of market share.

Some of our potential competitors, in comparison to us, have:

●	longer operating histories;

●	greater name recognition in some markets;

●	larger customer bases; and

●	significantly greater financial, technical and marketing resources.

These competitors may also be able to:

●	undertake more extensive marketing campaigns for their brands and services;

●	adopt more aggressive advertising pricing policies;

●	use superior technology platforms to deliver their products and services; and

●	make more attractive offers to potential employees, handicappers, distribution partners, sponsors, advertisers and third-party content providers.

Our plans to expand our business beyond our core sports betting information sites may not be successful.

We cannot predict whether we will be able to successfully expand into other online entertainment businesses other than as set forth in our business plan described below. Expanding our business will require us to expend significant amounts of capital to be able to contend with competitors that have more experience than we do in these businesses and may also have greater resources to devote to these businesses. Also, our management may have to divert a disproportionate amount of its attention away from our day-to-day core business and devote a substantial amount of time expanding into new areas. If we are unable to effectively expand our business or manage any such expansion, our financial results will suffer, and our stock price will decline.

If we are not able to adapt as Internet technologies and customer demands continue to evolve, we may become less competitive and our business will suffer.

We must adapt to rapidly evolving Internet technologies by continually enhancing our existing services and introducing new services to address our customers’ changing demands. We expect to incur substantial costs in modifying our services and infrastructure and in recruiting and hiring experienced technology personnel to adapt to changing technology affecting providers of Internet services. If we cannot hire the necessary personnel or adapt to these changes in a timely manner or at all, we will not be able to meet our users’ demands for increasingly sophisticated entertainment and we will become less competitive. As a result, our revenues would decline, and our business will suffer.

Changes in government regulation could adversely affect our business.

Changes in the legal and regulatory environment that pertains to the Internet, as well as Internet gambling and sports betting in particular, could result in a decrease in our revenues and an increase in our costs. New laws and regulations may be adopted. Existing laws may be applied to the Internet and new forms of electronic commerce. New and existing laws may cover issues like:

●	sales and other taxes;

●	regulations pertaining to sports betting;

●	consumer protection;

●	cross-border commerce;

●	libel and defamation; and

●	copyright, trademark and patent infringement.

Customer uncertainty and new regulations could increase our costs and prevent us from delivering our services over the Internet. It could also slow the growth of the Internet significantly. This could delay growth in demand for our products and limit the growth of our revenues.

Various federal and state laws, including labor laws, govern the Company’s relationship with our employees and affect operating costs. These laws may include minimum wage requirements, overtime pay, healthcare reform and the implementation of various federal and state healthcare laws, unemployment tax rates, workers’ compensation rates, citizenship requirements, union membership, sales taxes and treatment of independent contractors. A number of factors could adversely affect our operating results, including additional government-imposed increases in minimum wages, overtime pay, paid leaves of absence and mandated health benefits, mandated training for employees, and increased employee litigation including claims relating to the Fair Labor Standards Act.

User concerns and government regulations regarding privacy may result in a reduction in our user traffic.

Web sites sometimes place identifying data, or cookies, on a user’s hard drive without the user’s knowledge or consent. Our company plans to use cookies for a variety of different reasons, including the collection of data derived from the user’s Internet activity. Any reduction or limitation in the use of cookies could limit the effectiveness of our sales and marketing efforts. Most currently available Web browsers allow users to remove cookies at any time or to prevent cookies from being stored on their hard drive. In addition, some privacy advocates and governmental bodies have suggested limiting or eliminating the use of cookies. For example, the European Union and the State of California recently adopted privacy regulations that would limit the collection and use of information regarding Internet users. These efforts will limit our ability to target advertising or collect and use information regarding the use of our Web sites, which would reduce our revenues. Fears relating to a lack of privacy could also result in a reduction in the number of our users.

We may be liable for the content we make available on the Internet.

We plan to make content available on our Web sites. The availability of this content could result in claims against us based on a variety of theories, including defamation, negligence, and copyright or trademark infringement. We could also be exposed to liability for third-party content accessed through the links from our sites to other Web sites. We may incur costs to defend ourselves against even baseless claims and our financial condition could be materially adversely affected if we are found liable for information that we make available. Implementing measures to reduce our exposure to this liability may require us to spend substantial resources and limit the attractiveness of our service to users.

The technical performance of our Web sites will be critical to our business and to our reputation.

The computer systems that will support our Web sites will be acquired and maintained by us at significant expense. We may not be able to successfully design and maintain our systems in the future. We also will license communications infrastructure software. Any system failure, including network, software or hardware failure, that causes an interruption in our service or a decrease in responsiveness of our Web sites, could result in reduced user traffic and reduced revenue. We may experience slower response times and interruptions in service because of equipment or software down time related to the high volume of traffic on our Web sites and our need to deliver frequently updated information to our users. We cannot assure you that we will be able to expand our systems to adequately accommodate our growing user base. We could also be affected by computer viruses, electronic break-ins from unauthorized users, or other similar disruptions or attempts to penetrate our online security systems. Any secure provider system disruption or failure, security breach or other damage that interrupts or delays our operations could harm our reputation and cause us to lose users, advertisers and sponsors and adversely affect our business and operations.

Our users will depend on Internet service providers, online service providers and other Web site operators for access to our Web sites. These providers have had interruptions in their services for hours and, in some cases, days, due to system failures unrelated to our systems. Any future interruptions would be beyond our control to prevent and could harm our reputation and adversely affect our business.

We may be unable to protect our intellectual property rights and we may be liable for infringing the intellectual property rights of others.

We do not currently maintain patents on our technology and others may be able to develop similar technologies in the future. We regard our copyrights, service marks, trademarks, trade secrets and other intellectual property that we will develop to be critical to our success. We will rely on trademark and copyright law, trade secret protection and confidentiality and license agreements with our employees, customers, partners and others to protect our intellectual property rights. Unauthorized use of our intellectual property by third parties may adversely affect our business and our reputation. It may be possible for third parties to obtain and use our intellectual property without authorization. Furthermore, the validity, enforceability and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving. Nonetheless, we do not plan to maintain patents on our technology and others may be able to develop similar technologies in the future.

We cannot be certain that our offerings will not infringe valid patents, copyrights, trademarks or other intellectual property rights held by third parties. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. Disputes concerning the ownership of rights to use intellectual property could be costly and time consuming to litigate, may distract management from other tasks of operating our business, and may result in our loss of significant rights and the loss of our ability to effectively operate our business.

Changes In the Economy Could Have a Detrimental Impact On The Company.

Changes in the general economic climate could have a detrimental impact on the Company’s revenue. It is possible that recessionary pressures and other economic factors (such as declining incomes, future potential rising interest rates, higher unemployment and tax increases) may adversely affect the Company. A worsening economy such as we are currently experiencing due to the Covid-19 pandemic will have an impact on disposable income resulting in less amounts available for entertainment such as sports betting. Any of such events or occurrences could have a material adverse effect on the Company’s financial results and on your investment.

Litigation may adversely affect our business, financial condition, and results of operations.

From time to time in the normal course of our business operations, we may become subject to litigation that may result in liability material to our financial statements as a whole or may negatively affect our operating results if changes to our business operations are required. The cost to defend such litigation may be significant and may require a diversion of our resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. Insurance may not be available at all or in sufficient amounts to cover any liabilities with respect to these or other matters. A judgment or other liability in excess of our insurance coverage for any claims could adversely affect our business and the results of our operations.

Our insurance coverage may be inadequate to cover all significant risk exposures.

While we intend to maintain insurance for certain risks, the amount of our insurance coverage may not be adequate to cover all claims or liabilities, and we may be forced to bear substantial costs resulting from risks and uncertainties of our business. It is also not possible to obtain insurance to protect against all operational risks and liabilities. The failure to obtain adequate insurance coverage on terms favorable to us, or at all, could have a material adverse effect on our business, financial condition, and results of operations. We do not have any business interruption insurance. Any business disruption could result in substantial costs and diversion of resources.

Risks relating to our Capital Structure

Our charter documents and Nevada law may inhibit a takeover that stockholders may consider favorable.

Provisions in our charter and bylaws may have the effect of delaying or preventing a change of control or changes in our management that stockholders consider favorable or beneficial. If a change of control or change in management is delayed or prevented, the market price of our common stock could decline.

We do not plan to pay dividends in the foreseeable future, and, as a result, stockholders will need to sell shares to realize a return on their investment.

We have not declared or paid any cash dividends on our capital stock since inception. We intend to retain any future earnings to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Consequently, you will need to sell your shares of common stock in order to realize a return on your investment and you may not be able to sell your shares at or above the price you paid for them.

Our Series A Convertible Preferred Stock contains Anti-Dilution Protection

The holders of our Series A Convertible Preferred Stock have anti-dilution rights protecting their interest in the company from the issuance of any additional shares of capital stock (such as the issuance of shares of Common Stock pursuant to this offering) for a two year period following conversion of the Preferred Common Stock calculated at the rate of 90% on a fully diluted basis. The anti-dilution provision may have the effect of making it more difficult for the Company to raise funds for the period that such provision is in effect.

The trading in our shares will be regulated by the Securities and Exchange Commission Rule 15G-9 which established the definition of a “Penny Stock.”

You have no assurance our common stock will trade at prices above historic levels and price needed to put it above the “penny stock” level, notwithstanding an offering price above that level. Based on the historic trading prices of our common stock and the market in which it trades, our shares are defined as a penny stock under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and rules of the SEC. The Exchange Act and penny stock rules generally impose additional sales practice and disclosure requirements on broker-dealers who sell our securities to persons other than certain accredited investors who are, generally, institutions with assets in excess of $4,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 ($300,000 jointly with spouse), or in transactions not recommended by the broker-dealer. For transactions covered by the penny stock rules, a broker dealer must make certain mandated disclosures in penny stock transactions, including the actual sale or purchase price and actual bid and offer quotations, the compensation to be received by the broker-dealer and certain associated persons, and must deliver certain disclosures required by the Commission. Consequently, the penny stock rules may make it difficult for you to resell any shares you may purchase.

The Company Is Not Subject to Certain Sarbanes-Oxley Regulations And Lack The Financial Controls And Safeguards Required Of Public Companies.

The Company does not presently have the internal infrastructure necessary, and is not required, to complete an attestation about our financial controls that would be required under Section 404 of the Sarbanes-Oxley Act of 2002. There can be no assurances that there are no significant deficiencies or material weaknesses in the quality of our financial controls. The Company expects to incur additional expenses and diversion of management’s time if and when it becomes necessary to perform the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements.

The Company Has Engaged In Certain Transactions With Related Persons.

Please see the section of this Offering Circular entitled “RELATED PARTY TRANSACTIONS”.

Risks Relating to This Offering and Investment

It is likely that we will be competing with the Selling Shareholder for purchasers of the Shares of Common Stock offered pursuant to this Offering Circular.

The Selling Shareholder is the majority-owner of the Company’s Common Stock. A Director of the Company, Frank Magliochetti, is also the Chief Executive Officer and a Director of the Selling Shareholder. The affiliated nature of the Company and the Selling Shareholder makes it likely that the Company and the Selling Shareholder will be competing for purchasers of the Shares of Common Stock offered hereunder. Should there occur a circumstance wherein the Company and the Selling Shareholder have the opportunity to sell Shares to the same purchaser, the management personnel of both the Company and the Selling Shareholder will attempt to resolve such circumstance in accordance with the fiduciary duties. There is no assurance that if a conflict shall exist, that this conflict can or will be resolved.

Further, sales of the Selling Shareholder Offered Shares could serve to reduce the amount of Remaining Shares that the Company is able to sell. However, no prediction in this regard can be made.

There has been a limited public market for our Common Stock prior to this Offering, and an active market in which investors can resell their shares may not develop.

Prior to this Offering, there has been a limited market for our shares on the OTC Markets. We cannot predict the extent to which an active market for our shares will develop or be sustained after this Offering, or how the development of such a market might affect the market price of our shares. The initial offering price of our shares in this Offering may not in any way be indicative of the price at which our shares will trade following the completion of this Offering.

You will suffer immediate and substantial future dilution.

The public offering price per share for the Remaining Shares will significantly exceed our net tangible book value per share as of March 31, 2022, of $0.001. Accordingly, investors purchasing shares in this offering will suffer immediate and substantial dilution of their investment. Additionally, our Series A Convertible Preferred Stock is convertible into at least five billion shares of our common stock which, if all the shares of Series A Preferred Stock are converted, would result in an approximate increase of nine times in our presently outstanding shares of common stock. Also, the antidilution provisions of the Series A Preferred Stock (see “Description of Capital Stock – Preferred Stock”) would apply to the issuance of Shares in this Offering. If the Company were to issue all 299,500,000 of the Remaining Shares offered hereunder (the maximum that could be issued), the number of shares of common stock that would be issuable to the holders of the Preferred Stock upon conversion, is almost 5 billion shares (assuming no further issuance of common stock). It should be noted however that the Series A Preferred Stock is mandatorily redeemable and convertible on January 1, 2024 unless extended by majority vote of the Series A Preferred shareholders. (See “Dilution”).

We May Not Be Able to Obtain Adequate Financing To Continue Our Operations

The Company will require additional debt and/or equity financing to pursue our growth and business strategies. These include but are not limited to enhancing our operating infrastructure and otherwise respond to competitive pressures. Given our limited operating history and existing losses, there can be no assurance that additional financing will be available, or, if available, that the terms will be acceptable to us. Lack of additional funding could force us to curtail substantially our growth plans. Furthermore, the issuance by us of any additional securities pursuant to any future fundraising activities undertaken by us would dilute the ownership of existing shareholders and may reduce the price of our Shares.

An Investment In The Shares Is Speculative And There Can Be No Assurance Of Any Return On Any Such Investment

An investment in the Company’s Shares is speculative and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in an investment in the Company, including the risk of losing their entire investment.

We Have Indicated Doubt About our Ability to Continue as a Going Concern

Our ability to continue as a going concern is doubtful, and if we are unable to generate significant revenue or secure financing, we may be required to cease or curtail our operations.

We will need to raise additional capital that may not be available on acceptable terms.

We will require substantial additional capital over the next several years in order to implement our business plan. We expect capital outlays and operating expenditures to increase as we expand our product offerings and marketing activities. Our business or operations may change in a manner that would consume available funds more rapidly than anticipated, and substantial additional funding may be required to maintain operations, fund expansion, develop new or enhanced products or services, acquire complementary products, businesses or technologies or otherwise respond to competitive pressures and opportunities.

We will raise additional capital through a variety of sources, including the public equity markets, additional private equity financings, collaborative arrangements, and/or private debt financings. Additional capital may not be available on terms acceptable to us, if at all. If additional capital is raised through the issuance of equity securities, our stockholders will experience dilution, and such securities may have rights, preferences or privileges senior to those of the holders of our common stock. If we raise additional capital through the issuance of debt securities, the debt securities would have rights, preferences and privileges senior to holders of common stock, and the terms of that debt could impose restrictions on our operations.

We note that there is significant uncertainty from the affect that the novel coronavirus may have on the availability, cost and type of financing.

If you invest in our stock, your investment may be disadvantaged by future funding, if we are able to obtain it.

To the extent we obtain funding by issuance of common stock or securities convertible into common stock, you may suffer significant dilution in percentage of ownership and, if such issuances are below the then value of stockholder equity, in stockholder equity per share. In addition, any debt financing we may secure could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital with which to pursue our business plan, and to pay dividends. You have no assurance we will be able to obtain any additional financing on terms favorable to us, if at all.

Early investors have a greater risk of loss than later investors.

We have not established any minimum number of shares we must sell in order to sell any shares. We plan to begin using proceeds from the sale of our common stock for the purposes set forth under “Use of Proceeds” as soon as received. Early investors will not know how many shares we will ultimately be able to sell, the amount of proceeds from sales and whether the proceeds will be sufficient for us to establish facilities and minimum operations described in this offering circular. Later investors will be able to evaluate the amount of proceeds we have raised prior to their investment, how we have actually used those proceeds and whether we are likely to establish appropriate facilities and operations needed to initiate sales of our insulin products.

Investors cannot withdraw funds once invested and will not receive a refund.

Investors do not have the right to withdraw invested funds. Subscription payments will be paid to and held in our corporate bank account if the Subscription Agreements are in good order and we accept the investment. Therefore, once an investment is made, investors will not have the use or right to return of such funds.

The Shares Are Offered On A “Best Efforts” Basis And The Company May Not Raise The Maximum Amount Being Offered

Since the Company is Offering the Shares on a “best efforts” basis, there is no assurance that the Company will sell enough Shares to meet its capital needs. If you purchase Shares in this Offering, you will do so without any assurance that the Company will raise enough money to satisfy the full use of proceeds which the Company has outlined in this Offering Circular or to meet the Company’s working capital needs.

If The Maximum Offering Is Not Raised, It May Increase The Amount Of Long-Term Debt Or The Amount Of Additional Equity The Company Needs To Raise

There is no assurance that the maximum amount of Shares in this Offering will be sold. If the maximum Offering amount is not sold, we may need to incur additional debt or raise additional equity in order to finance our operations. Increasing the amount of debt will increase our debt service obligations and make less cash available for distribution to our shareholders. Increasing the amount of additional equity that we will have to seek in the future will further dilute those investors participating in this Offering.

An Investment in the Company’s Shares Could Result In A Loss of Your Entire Investment

An investment in the Company’s Shares offered in this Offering involves a high degree of risk and you should not purchase the Shares if you cannot afford the loss of your entire investment. You may not be able to liquidate your investment for any reason in the near future.

We are selling the shares of this offering without an underwriter and may be unable to sell any shares.

Our offering is self-underwritten, that is, we are not going to engage the services of an underwriter to sell the shares; we intend to sell our shares through our directors and executive officers, who will receive no commissions. There is no guarantee our directors and executive officers will be able to sell any of the shares. Unless they are successful in selling all of the shares we are offering, we may have to seek alternative financing to implement our business plan.

There is Presently Limited Public Trading Market for the Company’s Shares

At present, there is limited public trading market for the Company’s securities and the Company cannot assure that an active trading market will develop.

Sales Of Our Shares By Insiders Under Rule 144 Or Otherwise Could Reduce The Price Of Our Shares, If A Trading Market Should Develop.

Certain officers, directors and/or other insiders may hold shares in the Company and may be able to sell their stock in a trading market if one should develop. The availability for sale of substantial amounts of stock by officers, directors and/or other insiders could reduce prevailing market prices for our securities in any trading market that may develop.

Sales Of A Substantial Number Of Shares Of Our Type Of Stock May Cause The Price Of Our Type Of Stock To Decline

Should an active market develop and our shareholders sell substantial amounts of our shares in the public market, shares sold may cause the price to decrease below the current Offering price. These sales may also make it more difficult for us to sell equity or equity-related securities at a time and price that we deem reasonable or appropriate.

The Company Has Significant Discretion Over the Net Proceeds Of This Offering

The Company has significant discretion over the net proceeds of this Offering. As is the case with any business, particularly one without a proven business model, it should be expected that certain expenses unforeseeable to management at this juncture will arise in the future. There can be no assurance that management’s use of proceeds generated through this Offering will prove optimal or translate into revenue or profitability for the Company. Investors are urged to consult with their attorneys, accountants and personal investment advisors prior to making any decision to invest in the Company.

The Offering Price for the Shares Has Been Determined by The Company

The price at which the Shares are being offered has been arbitrarily determined by the Company. There is no relationship between the Offering price and our assets, book value, net worth, or any other economic or recognized criteria of value. Rather, the price of the Shares was derived as a result of internal decisions based upon various factors including prevailing market conditions, our future prospects and our capital structure. These prices do not necessarily accurately reflect the actual value of the Shares or the price that may be realized upon disposition of the Shares.

The Shares in This Offering Have No Protective Provisions.

The Shares in this Offering have no protective provisions. As such, you will not be afforded protection, as a shareholder in the event of a transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving the Company. If there is a “liquidation event” or “change of control” the Shares being offered do not provide you with any protection. In addition, there are no provisions attached to the Shares in the Offering that would permit you to require the Company to repurchase the Shares in the event of a takeover, recapitalization or similar transaction.

No Guarantee of Return on Investment

There is no assurance that you will realize a return on your investment or that you will not lose your entire investment. For this reason, you should read this Form 1-A Offering Circular and all exhibits and referenced materials carefully and should consult with your own attorney and business advisor prior to making any investment decision.

IN ADDITION TO THE RISKS LISTED ABOVE, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY THE MANAGEMENT. IT IS NOT POSSIBLE TO FORESEE ALL RISKS THAT MAY AFFECT THE COMPANY. MOREOVER, THE COMPANY CANNOT PREDICT WHETHER THE COMPANY WILL SUCCESSFULLY EFFECTUATE THE COMPANY’S CURRENT BUSINESS PLAN. EACH PROSPECTIVE PURCHASER IS ENCOURAGED TO CAREFULLY ANALYZE THE RISKS AND MERITS OF AN INVESTMENT IN THE SECURITIES AND SHOULD TAKE INTO CONSIDERATION WHEN MAKING SUCH ANALYSIS, AMONG OTHER FACTORS, THE RISK FACTORS DISCUSSED ABOVE.

USE OF PROCEEDS TO COMPANY

As of the date of this PQA, we have sold (a) a total of 90,500,000 Shares at an offering price of $.05 per share and (b) a total of 10,000,000 Shares at an offering price of $.01 per share, for an aggregate of $4,625,000 in proceeds. We have applied such proceeds in the manner set forth in the table below.

Item of Expenditure	Amount of Expenditure
Offering Costs	$27,500
Repayment of Notes Payable and Advances	943,000
Salary and Related Compensation	797,000
Marketing Expenses	64,000
Legal	27,000
Auditing	61,000
Transfer Agent	15,000
Advances to subsidiary	2,233,000
Working Capital	457,500
Total	$4,625,000

The table below sets forth the proceeds we would derive from the sale of all 299,500,000 Remaining Shares, assuming the sale of 25%, 50%, 75% and 100% of the Remaining Shares and assuming the payment of no sales commissions or finder’s fees and before the payment of expenses associated with this PQA of approximately $5,000. There is, of course, no guaranty that we will be successful in selling any of the Remaining Shares.

Use of Proceeds for Assumed Percentage of Offered Shares Sold in This Offering
	25%		50%		75%		100%
Salary and Related Compensation	$	[29,995-44,925]	$	[59,990-89,850]	$	[89,850-134,775]	$	[239,600-359,400]
Website Development and Maintenance		[59,990-89,850]		[119,980-179,700]		[179,700-269,550]		[119,800-179,700]
Sales and Marketing Expenses		[119,980-179,700]		[239,960-359,400]		[359,400-539,100]		[479,200-718,800]
Acquisitions		[59,990-89,850]		[119,980-179,700]		[179,700-269,550]		[119,800-179,700]
Working Capital		[29,995-44,925]		[59,990-89,850]		[89,850-134,775]		[239,600-359,400]
Total Net Proceeds from Remaining Shares	$	[299,500-449,250]	$	[599,000-898,500]	$	[898,500-1,347,750]	$	[1,198,000-1,797,000]

We believe that the net proceeds from the sale of all Remaining Shares we are offering would be sufficient to fund our operations for approximately 12 months, assuming application of the proceeds as outlined above and assuming we do not earn revenues. If we generate revenues, of which you have no assurance, revenues will extend the period over which the net proceeds from the sale of the shares will sustain our operations. See, “Risk Factors”. Our Board of Directors reserves the right to reallocate the use of net proceeds, if, in our judgment, such reallocation will best serve our needs in meeting changes, developments and unforeseen delays and difficulties. Pending use, the net proceeds shall be invested in certificates of deposit, money market accounts, treasury bills, and similar short term, liquid investments with substantial safety of principal.

DETERMINATION OF OFFERING PRICE

This Offering is a self-underwritten Offering, which means that it does not involve the participation of an underwriter to market, distribute or sell the common stock offered under this Offering. Our Offering Price is arbitrary with no relation to the value of the company.

Prior to the Offering, there has been a very limited public market for the Offered Shares. The public offering price was determined by the Company. The principal factors considered in determining the public offering price include:

●	the information set forth in this Offering Circular and otherwise available;
●	our history and prospects and the history of and prospects for the industry in which we compete;
●	our past and present financial performance;
●	our prospects for future earnings and the present state of our development;
●	the general condition of the securities markets at the time of this Offering;
●	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and
●	other factors deemed relevant by us.

If all of the Remaining Shares in this Offering are fully subscribed and sold at $__[0.004-0.006] per Remaining Share, the 299,500,000 Remaining Shares offered herein will constitute approximately 40.5% of the total then-outstanding Shares of common stock of the Company.

DILUTION

Ownership Dilution

The information under “Investment Dilution” below does not take into account the anti-dilution-protected conversion of the outstanding shares of Series A Convertible Preferred Stock into shares of our common stock. These shares of Series A Convertible Preferred Stock are to convert automatically into shares of our common stock on January 1, 2024 unless extended by majority vote of the Series A Preferred shareholders. Should all of the Remaining Shares be sold in this offering, the number of shares of our common stock issuable upon the conversion of the Series A Convertible Preferred Stock would be almost 5 billion shares, or 90% of our then-outstanding common stock, as measured after the conversion transaction. Thus, holders of our common stock, including the Remaining Shares, will incur significant dilution in their ownership of our company. (See “Risks Relating to Our Capital Structure” under “Risk Factors” and “Security Ownership of Certain Beneficial Owners and Management”).

Investment Dilution

If you invest in our Common Stock, your interest will be diluted immediately to the extent of the difference between the Offering price per share of our Common Stock and the pro forma net tangible book value per share of our Common Stock after this Offering. As March 31, 2022, the net tangible book value of the Company on a basis was approximately $371,723. Based on 280,317,986 shares of Common Stock issued and outstanding as of March 31, 2022, that equates to a net tangible book value of approximately $0.001 per share of Common Stock. Net tangible book value per share consists of shareholders’ deficit divided by the total number of Shares of Common Stock outstanding as of March 31, 2022. The following table compares the differences of your investment in our shares with the investment of our existing shareholders assuming subscription levels at 100%, 75%, 50%, 25% of the proposed offering and assuming an offering price of $0.005, the mid-point of the offering price range, as follows:

Existing shareholders based upon percentage of Remaining Shares being offered		100%		75%		50%		25%
Remaining Shares to be issued in the offering		299,500,000		224,625,000		149,750,000		74,875,000
Net tangible book value per share before the offering of Remaining Shares		$0.001		$0.001		$0.001		$0.001
Net tangible book value per share after the offering of Remaining Shares		$0.0030		$0.0029		$0.0025		$0.0010
Increase to present shareholders in net tangible book value per share after offering of Remaining Shares		$0.0020		$0.0019		$0.0015		$0.0010
Total shares issued and outstanding after the offering of Remaining Shares		593,239,856		518,364,856		443,489,856		368,614,856
Percentage of ownership after offering assuming maximum number of shares sold		50.5%		43.3%		33.8%		20.3%
Public offering price per share	$	[0.004-0.006]	$	[0.004-0.006]	$	[0.004-0.006]	$	[0.004-0.006]
Dilution to new investors per share		$0.0020		$0.0021		$0.0025		$0.0030

PLAN OF DISTRIBUTION

As of the date of this PQA, we had sold (a) 90,500,000 Shares at a price of $0.05 per share and (b) 10,000,000 Shares at a price of $0.01 per share, or $4,625,000 in the aggregate. We are offering the 299,500,000 Remaining Shares at a price of $[0.004-0.006] per share. All of the Shares are being offered on a “best efforts” basis, which means that there is no guarantee that any minimum amount will be sold. The Shares are being offered on a best-efforts basis to an unlimited number of accredited investors and an unlimited number of non-accredited investors only by the Company. The maximum aggregate number of Shares offered is 400,000,000, including the 299,500,000 Remaining Shares (the “Maximum Offering”). There is no minimum number of Shares that needs to be sold in order for funds to be released to the Company and for this Offering to close.

In addition, a single selling shareholder, ClickStream Corporation (the Selling Shareholder) is offering a maximum of 100,000,000 Selling Shareholder Offered Shares. The Company will not receive any of the proceeds from the sale of the Selling Shareholder Offered Shares in this offering. The Company will pay all of the expenses of the offering (other than the discounts and commissions payable with respect to the Selling Shareholder Offered Shares sold in the offering).

The Company will not initially sell the Shares through commissioned broker-dealers but may do so after the commencement of the Offering. Any such arrangement will add to our expenses in connection with the Offering. If we engage one or more commissioned sales agents or underwriters, we will supplement this Form 1-A to describe the arrangement. Funds tendered by investors will be kept in an account in the name of the Company and will be immediately available to the Company. All subscribers will be instructed by the Company or its agents to transfer funds by wire, check, credit or debit cards or ACH transfer directly to the bank account established for this Offering or deliver checks made payable to “Winners Inc.” Subscribers have no right to a return of their funds unless the Company rejects a subscription agreement within ten (10) days of tender, in which event investor funds will promptly be refunded to each investor without interest. The Company may terminate the Offering at any time for any reason at its sole discretion, and may extend the Offering past the Closing Date in the absolutely discretion of the Company and in accordance with the rules and provisions of Regulation A of the JOBS Act. None of the Shares being sold in this Offering are being sold by existing securities holders.

After the Offering Statement has been qualified by the Securities and Exchange Commission (the “SEC”), the Company will accept tenders of funds to purchase the Shares. The Company does not intend to use an escrow agent as this is a “best effort” Offering and funds will be available immediately to the Company for use.

You will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth, as described in the subscription agreement.

Funds will be made immediately available to the Company. No escrow account will be utilized. If a subscription is rejected, funds will be returned to subscribers within ten days of such rejection without deduction or interest. Upon acceptance by us of a subscription, a confirmation of such acceptance will be sent to the subscriber by the Company. All inquiries regarding this Offering should be made directly to the Company.

This Offering will commence on the qualification of this Offering Circular, as determined by the Securities and Exchange Commission and continue indefinitely until all of the offered Shares are sold or the Offering is terminated in the Company’s sole discretion. Funds received from investors will be counted towards the Offering only if the form of payment, such as a check, clears the banking system and represents immediately available funds held by us prior to the termination of the subscription period, or prior to the termination of the extended subscription period if extended by the Company.

If you decide to subscribe for any of the Shares in this Offering, you must deliver a check, certified funds or another acceptable form of payment for acceptance or rejection. All subscription wire transfers, checks or money orders should be payable to Winners Inc. and mailed or transmitted to the Company at the following address: 1180 North Town Center Drive, Suite 100 #179, Las Vegas, NV 89144. If a subscription is rejected, all funds will be returned to subscribers within ten days of such rejection without deduction or interest. Upon acceptance by the Company of a subscription, an immediate confirmation of such acceptance will be sent to the investor.

The Company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned by the Company to the investor, without interest or deductions.

This is an Offering made under “Tier 1 of Regulation A, and the shares will not be listed on a registered national securities exchange upon qualification. Therefore, the shares will be sold only to a person if the aggregate purchase price paid by such person is no more than 10% of the greater of such person’s annual income or net worth, not including the value of his primary residence, as calculated under Rule 501 of Regulation D promulgated under Section 4(a)(2) of the Securities Act of 1933, as amended. In the case of sales to fiduciary accounts (Keogh Plans, Individual Retirement Accounts (IRAs) and Qualified Pension/Profit Sharing Plans or Trusts), the above suitability standards must be met by the fiduciary account, the beneficiary of the fiduciary account, or by the donor who directly or indirectly supplies the funds for the purchase of the shares. Investor suitability standards in certain states may be higher than those described in this Form 1-A and/or Offering Circular. These standards represent minimum suitability requirements for prospective investors, and the satisfaction of such standards does not necessarily mean that an investment in the Company is suitable for such persons. Different rules apply to accredited investors.

Each investor must represent in writing that he/she/it meets the applicable requirements set forth above and in the Subscription Agreement, including, among other things, that (i) he/she/it is purchasing the shares for his/her/its own account and (ii) he/she/it has such knowledge and experience in financial and business matters that he/she/it is capable of evaluating without outside assistance the merits and risks of investing in the shares, or he/she/it and his/her/its purchaser representative together have such knowledge and experience that they are capable of evaluating the merits and risks of investing in the shares. Broker-dealers and other persons participating in the Offering must make a reasonable inquiry in order to verify an investor’s suitability for an investment in the company. Transferees of the shares will be required to meet the above suitability standards.

The shares may not be offered, sold, transferred, or delivered, directly or indirectly, to any person who (i) is named on the list of “specially designated nationals” or “blocked persons” maintained by the U.S. Office of Foreign Assets Control (“OFAC”) at www.ustreas.gov/offices/enforcement/ofac/sdn or as otherwise published from time to time, (ii) an agency of the government of a Sanctioned Country, (iii) an organization controlled by a Sanctioned Country, or (iv) is a person residing in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC. A “Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at www.ustreas.gov/offices/enforcement/ofac/sdn or as otherwise published from time to time. Furthermore, the shares may not be offered, sold, transferred, or delivered, directly or indirectly, to any person who (i) has more than fifteen percent (15%) of its assets in Sanctioned Countries or (ii) derives more than fifteen percent (15%) of its operating income from investments in, or transactions with, sanctioned persons or Sanctioned Countries.

The sale of other securities of the same class as those to be offered for the period of distribution will be limited and restricted to those sold through this Offering. Because the Shares being sold are not publicly or otherwise traded, the market for the securities offered is presently stabilized.

DESCRIPTION OF THE BUSINESS

Overview

The Company was incorporated under the name Plantation, Inc. on August 10, 2007. On September 28, 2012, the Company changed its name to Baroma, Inc., on November 15, 2015, the Company changed its name to GoooGreen, Inc. and on December 7, 2020, the Company changed its name to Winners, Inc. Prior to the acquisition of VWIN, the Company was a development stage company with an emphasis on developing and manufacturing healthcare products.

Pursuant to a Reorganization and Stock Purchase Agreement effective August 11, 2020 (the “Reorganization Agreement”) between the Company and VWIN and certain of the shareholders of VWIN (the “VWIN Shareholders”), the VWIN Shareholders transferred to the Company 4,250,000 shares of VWIN’s common stock representing approximately 97% of the outstanding stock of VWIN in exchange for 4,250,000 shares of the Class A convertible preferred stock of the Company. In the future, the Company plans to acquire all of the remaining shares from VWIN’s remaining shareholders, currently the non-controlling interest of VWIN. As used in this Offering Circular, all of the disclosure pertaining to the business of the Company refers to the business of VWIN. Subsequent to the closing of the Reorganization Agreement, Clickstream Corporation (“CLIS”) (the Selling Shareholder) provided a $665,000 loan to the Company secured by the Company’s assets of which $150,000 has been forgiven and was granted by Thomas Terwilliger, the Company’s Chief Executive Officer, an option to purchase 149,012,000 shares owned by him representing approximately 80.7% of the Company’s then outstanding common stock for $175,000 for which CLIS provided a $100,000 non-refundable deposit. As of March 31, 2022, CLIS exercised its option and purchased the shares and the Company has repaid $575,000 of the loan leaving an outstanding balance of $90,000.

BUSINESS PLAN OVERVIEW

The Company’s business plan is to provide analysis, research, data, guidance, and handicapping advice to sports betters. The Company will then offer to its customers a broad range of additional services that appeal to those who enjoy sports and gaming. Prior to 2018, betting on sports was only legal in the State of Nevada. In 2018, the United States Supreme Court issued a decision allowing states to legalize sports betting. As a result of this decision, the leading companies involved in entertainment and sports are now involved in various aspects of sports gambling. Additionally, companies previously engaged in fantasy sports such as Fan Duel and Draft Kings have become major sports gambling companies.

As discussed in this Offering Circular, the Company believes the Supreme Court decision has created a significant opportunity for the Company and its investors.

The Opportunity

The Company believes the Supreme Court decision has created two major changes favoring the Company’s business opportunities:

A.	The first is the number of Americans able to legally wager on sports is increasing significantly. Thirty states plus Washington DC, have already legalized wagering on sports and, all but three states have legislation pending to allow it. It was recently reported by CNBC that there are now approximately seven million sports bettors in America, which management believes will grow rapidly to at least 10 million. Management also believes that as a result of the ability to bet, these millions of new sports bettors will, just as sports bettors have for years, seek information, research, data, analysis, and professional advice to make winning wagers. The Company’s business plan is to fill that need, capitalizing on the industry’s expected growth.

B.	The second major change as a result of the Supreme Court decision, is that major media venues will now accept advertising for the business the Company operates. This will allow the Company to substantially increase awareness of the Company’s services.

The Business Model

Two major societal factors have created what the Company believes is a significant opportunity for the sports wagering industry. The first is the growth and acceptance of the Internet as a part of daily life. The second is the 2018 decision by the U.S. Supreme Court allowing states, in addition to Nevada, to legalize sports betting. As noted above, the Company believes that within a short time many, if not most, states will allow wagering on sports. Such legalization has created an opportunity that the Company intends to leverage.

Successful companies, such as Google and Facebook, have proven the value that is generated from building and monetizing a database of users with advertising and other services. In this connection, users of the Company’s services will be required to register. Providing services to what the Company believes will be a substantial database is a significant component of the Company’s business model. The Company believes its database will be composed largely of male sports fans, which it believes to be a highly desirable demographic for advertisers to reach ,and that access to this database could generate revenues from many industries, but in particular, from legal gaming companies in the United States. The Company will collect commissions from referrals using the database including from Vegas-style resorts and hotels, casinos, sports books and racetracks.

The Company believes its model will allow the Company to generate profitable revenue while building its database. The Company intends to accomplish this by offering ‘for pay’ information, data, analysis, guidance, and professional handicapping advice on the Internet, utilizing what the Company believes is a stable of respected and well-known sports handicappers (See “Management”).

The Company believes that its Chief Executive Officer, Wayne Allyn Root, has a leading brand name in the sports gaming industry. Over the 35 years, Mr. Root has sold daily packages representing significant amounts of sports handicapping selections to high-end players wagering large amounts in a single event. The Company believes thousands of individuals are wagering those large amounts on games daily. For the smaller or amateur player, the Company will offer products with less expensive price points, and low-cost monthly recurring subscription packages.

Services will also be available at no cost, such as ‘free’ articles, analysis, scores, odds, sports headlines, weather, injuries, line moves and even complementary picks. The Company will offer these services for free because the customer must register to get these free services, thereby building what the Company expects to be an extensive and valuable database.

VWIN has offered its services in multiple “tests” on different media over the past two years. Prices range from $25 to $100 per product, all bought online. These are daily packages with picks for games played that day. VWIN is currently testing monthly and annual subscription packages but the price points have not yet been determined.

From a profit perspective, the Company is selling information and advice such that its primary “cost of goods” is only media purchase (to promote and advertise the services) and the commission paid to the handicapper who offers that advice. The Company’s handicappers have agreed to serve for a period of three years for a commission of 40% of net revenue.

Affiliate Agreements

VWIN has entered into affiliate agreements with online gaming companies to earn commissions for referring new users to the Online Gaming Partners. The “referral” is achieved when a visitor to the VWIN website clicks an advertisement of an Online Gaming Partner through to that Online Gaming Partner’s website and creates a new gaming account with that Online Gaming Partner.

In conjunction with its entering into the Affiliate Agreements, VWIN (1) is currently registered in Indiana, Colorado, New Jersey, West Virginia, Tennessee, Iowa and Pennsylvania (2) can operate without registration in Wyoming, Missouri, New York, Nevada, Mississippi, Louisiana and Illinois and (3) has registrations pending in Michigan and Virginia.

VWIN’s Chief Executive Officer has over three decades of brand recognition and experience in successfully selling packages of sports betting information, and the Company believes that this experience and the contacts from him and VWIN’s other handicappers, represent a significant opportunity.

COMPETITION

The business of providing analysis and handicapping advice has been around for some time. However, because sports betting was legal only in the State of Nevada, the market size was limited, and the business model generally utilized was a telemarketing salesroom focused on the very large bettor. Today, the Company believes that “model” is obsolete. VWIN will be 100% online and managed in cyberspace.

The Company expects there to be numerous competitors offering analysis and advice. Management believes that most serious sports gamblers will utilize multiple services. Currently, the highest profile direct competitors to VWIN are online sports handicapping companies such as Vegasinsider.com, Covers.com, PreGame.com, VSiN, the SportsBetting Network and Action Network. Each of these competitors has been in business for several years and appears to be highly successful.

While the Company expects there to be numerous competitors, it also believes the market is large enough and growing rapidly enough that it will be able to attract a large enough percentage of these potential customers for the Company to be successful.

Unique Competitive Advantages:

The Company believes it has several advantages over its competitors including, but not limited to the following:

a.	Due to the reputation of its stable of handicappers, led by Wayne Allyn Root, the Company believes that VWIN has the proven ability to attract sports fans and sports gaming enthusiasts to its website. Due to Mr. Root’s high media profile, personality and energy, the Company believes it will have a major advantage over its competitors, especially in attracting a substantial portion of amateur gaming enthusiasts, who due to the Supreme Court decision, are now able to legally participate in sports gambling.

b.	VWIN has the proven technology and management expertise led by Andy Scott and Todd Kobrin to monetize the online commerce business and what the Company expects will be an ever-growing database.

Government Regulation

The Company is not aware of any regulation or laws which are material to the Company relating to providing analysis and handicapping of sports betting. However, the Company’s business is dependent on the developing and changing laws and regulations relating to sports betting.

Description of Rights of Classes of Stock

The total number of shares of stock the Company is authorized to issue is 4,000,000,000 shares of Common Stock ($0.001 par value) and 10,000,000 shares of Preferred Stock at March 31, 2022, the Company had 280,317,986 shares of Common Stock issued and outstanding, and 8,458,334 shares of Series A Convertible Preferred Stock issued and outstanding. The Company is also considering the issuance of additional shares of Common Stock to the remaining shareholders of VWIN. The number of shares has not yet been determined. The description of the Company’s capital stock is set forth below under “Description of Capital Stock.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cautionary Statement

The following discussion and analysis should be read in conjunction with our unaudited financial statements and related notes, beginning on page F-1 of this Offering Circular.

Our actual results may differ materially from those anticipated in the following discussion, as a result of a variety of risks and uncertainties, including those described under Cautionary Statement Regarding Forward-Looking Statements and Risk Factors. We assume no obligation to update any of the forward-looking statements included herein.

COVID-19

On January 30, 2020, the World Health Organization declared the COVID-19 (coronavirus) outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. The virus and actions taken to mitigate its spread have had and are expected to continue to have a broad adverse impact on the economies and financial markets of many countries, including the geographical areas in which our company operates. To date, we do not believe that COVID-19 has had a material impact on our company’s operations.

Results of Operations—Comparison of the Three Months Ended March 31, 2022 and 2021

Revenue

We had revenues of $15,123 and $1,956 from operations during the three months ended March 31, 2022 and 2021, respectively. We are engaged in the business of sports gambling research, data, advice, analysis and predictions utilizing all available media, advertising formats and its database of users.

Operating Expense

Operating Expenses were $441,642 for the three months ended March 31, 2022, compared to $656,439 for the three months ended March 31, 2021.

Other Expense

Other expense was $375, $398 of interest expense offset by $18 of interest income, for the three months ended March 31, 2022, and $430,374, all of which was interest expense, for the three months ended March 31, 2021.

Net Loss

We had a net loss of $480,269 for the three months ended March 31, 2022, compared to a net loss of $1,084,857 for the three months ended March 31, 2021.

Results of Operations—Comparison of the Years Ended December 31, 2021 and 2020

Revenue

We had revenues of $27,483 and $7,384 from operations during 2021 and 2020, respectively. We are engaged in the business of sports gambling research, data, advice, analysis and predictions utilizing all available media, advertising formats and its database of users.

Operating Expense

Operating Expenses were $2,779,355 for the year ended December 31, 2021, compared to $1,102,053 for the year ended December 31, 2020. Resulting in an increase of $1,677,302. Stock based compensation for 2021 was $320,758 as compared to $8,050 for 2020. Additional selling, general, and administrative expenses in 2021 were due to increased spending on investor relations campaigns to broaden awareness of the Company, additional spending on sales and marketing, additional spending on consulting costs and increased legal costs primarily associated with regulatory and financing efforts.

Other Expense

Other expense was $540,618 for the year ended December 31, 2021 and $109,145 for the year ended December 31, 2020. For the year ended December 31, 2021, we realized amortization of debt discount of $406,988, amortization of debt issue costs of $8,501, and interest expense of $55,129 and incurred an allowance of doubtful accounts of $70,000. For the year ended December 31, 2020, we realized gain on settlement of debt of $227,600 offset by loss on sale of marketable securities of $175,021, amortization of debt discount of $100,762, amortization of debt issue costs of $19,526, loss on debt settlement of $17,501, interest expense of $23,935 and did not incur any allowance of doubtful accounts.

Net Loss

We had a net loss of $3,292,490 for the year ended December 31, 2021 compared to a net loss of $1,203,814 for the year ended December 31, 2020. The difference is mainly attributable to the fees and other expenses for the year ended December 31, 2021 as discussed above.

Liquidity and Capital Resources; Plan of Operations

We have incurred negative cash flow from operations since our inception. As of March 31, 2022, we had cash of $269,954 and an accumulated deficit of $(5,219,484), compared to December 31, 2021, when we had cash balance of $871,048 and an accumulated deficit of $4,739,215. The Company’s negative operating cash flow since inception has been funded through affiliate and stockholder loans, as well as proceeds from this offering.

We require the following minimum funding to remain in business for at least the next 12 months:

$450,000 - Payroll

$450,000 - Marketing

$15,000 - Transfer Agent

$150,000 - Website Development

$70,000 - Professional fees

$6,000 - Rent

$109,000 - Working Capital

As of the date of this PQA, we do not have enough money to meet our current monthly obligations through the remainder of 2022.

During the first quarter of 2022, we established objectives for the remainder of calendar 2022. The information below describes the progress made towards achieving our objectives, as of the date of this PQA:

Q2 2022

●	Objective: Resource put in place across the following digital disciplines; Search engine optimization, programmatic media buying, search and social ads. Status: There was a team in place for all aspects of user acquisition with vast experience in the US and many other global regulated jurisdictions.

●	Objective: Deliver and execute ongoing content strategy for SEO focused on organic traffic for long term, sustainable traffic and revenue growth. Status: Complete revision of metadata implemented across the site. Content plan created with roll out commenced. New CMS added within /betting and /sportsbook subfolders with additional custom meta available. Existing page CMS in development queue pending product renewal. New link building strategy has started.

●	Objective: Implement DSP technology for programmatic media across Connected TV, Video on Demand, Audio (Radio/Podcasts) display and native advertising. Status: Pixels in place across site and DSP account activated with prospecting and retargeting structure in place for turn on. Connected TV and all other channels ready to turn on.

●	Objective: Commence website structure for State level optimizations across sports books. Status: Structure designed and waiting on the implementation of the customizable navigation to allow new pages to appear. Content and pages for all live states and sportsbooks created and live (just not accessible from Navigation) e.g. Sportsbook review: https://www.vegaswinners.com/sportsbooks/bet365 and State Page: https://www.vegaswinners.com/sportsbooks/colorado.

●	Objective: Complete commercial relationships with all regulated US sportsbooks. Status: Not complete but sufficient set-up for initial phase. Require the website developments to complete the negotiations with open sportsbooks and data on referrals.

●	Objective: Google & Facebook whitelisting completion. Status: Google approved and live. Facebook needs a card added to the account before we can commence the listing process again.

Q3 2022

●	Objective: Free to play game to drive leads across all States with paid campaigns focused on regulated and “soon to regulate” States. Status: Concept - You Vs Wayne each round of the Football season. Beat Wayne and go into Playoffs Comp. Dev not started. Brief and sign-off required.

●	Objective: Create State specific pre-roll ads for Omni-channel campaigns (TV on demand, YouTube, etc). Status: Ads not created but ability to roll out via DSP in place.

●	Objective: Completion of all required vendor applications offering the ability to run pro-active campaigns in all States. Status: In Progress.

●	Objective: Committed Canadian paid and search strategy with commercial arrangements for Sportsbooks in Ontario and any new Provinces. Status: Not started but ready to switch on paid.

●	Objective: Integrated NFL Season digital plan across Digital Out of Home, TV on demand, content strategy for search optimization. Explore influencer for interactive betting content and competitions throughout the season driving user retention. Status: Not Started.

Q4 2022

●	Objective: Completion of end-to-end reporting dashboards for campaign performance and analysis. Real time visibility to investors and management team on core investment and ROI metrics. Status: Work commenced for active channels but additional work required.

●	Objective: Explore focused acquisition campaign for Qatar 2022 soccer world cup with dedicated content and handicapper hub for what will be globally one of the biggest betting opportunities of the year (USA/Canada/ Mexico pending qualification). Status: Not Started.

●	Objective: Integration of odds comparison functionality and explore ability to offer remote betting from with Vegas Winners. Status: Independent environment built on subdomain and within this CMS we are able to build out custom pages including odds pages. Developer have tested implementation of integrated odds via the Odds API platform.

●	Objective: Explore the development of a fully integrated VegasWinners App. Status: Not Started.

●	Objective: Implement a full Online casino content strategy and acquisition hub for legal states. Status: Casinos subfolder briefed and ready for implementation with development.

Our ability to achieve these milestones will depend on the availability of capital. To the extent that we do not obtain adequate capital, including though this offering, we will be required to delay all or part of the milestones. See “Use of Proceeds”.

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in its financial statements, the Company generated revenues of $27,483 and $7,384 for the years ending December 31, 2021 and 2020, respectively.

During the year ended December 31, 2021, the Company incurred net loss of $3,292,490, used cash in operation of $2,516,124 and had a stockholders’ equity of $778,921 as of December 31, 2021. The accompanying financial statements do not include adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from an inability of the Company to continue as a going concern.

In addition, during the year ended December 31, 2020, the Company had incurred a net loss of $1,203,814, utilized cash in operations of $752,568 and had a stockholders’ deficit of $722,347 as of December 31, 2020.

We will require substantial additional capital over the next several years in order to implement our business plan. We expect capital outlays and operating expenditures to increase as we expand our product offerings and marketing activities. Our business or operations may change in a manner that would consume available funds more rapidly than anticipated, and substantial additional funding may be required to maintain operations, fund expansion, develop new or enhanced products or services, acquire complementary products, businesses or technologies or otherwise respond to competitive pressures and opportunities.

MANAGEMENT

The Management Team and Board of Directors

The following are the officers and directors of the Company:

Wayne Allyn Root, Chief Executive Officer and Director

Mr. Root has spent the past 30+ years building his brand. The media has dubbed Wayne as “The King of Vegas Sports Gambling” and “America’s Oddsmaker.” The Company believes that Mr. Root’s extensive current and continuing media presence will be extremely valuable in building the Company’s brand awareness and attracting customers. It is especially valuable since media appearances require no significant financial outlay by the Company. During the past five years, Mr. Root has served as the Chief executive Officer of Silver State Radio LLC, a radio broadcast company, and as a host on the USA Radio Network and Newsmax TV. From 2019 to the present, he was a national newspaper columnist with Creators Syndicate and from 2016 to 2020 with the Las Vegas Review Journal.

Over the years Mr. Root has been profiled for his sports betting prowess by CNBC, the Wall Street Journal, Fortune, Success, Worth, the Robb Report, EMMY and many more. Mr. Root began his career as the Network Oddsmaker and NFL analyst for the Financial News Network (now known as CNBC).

Mr. Root has an extensive track record in attracting the exact demographic the Company is seeking. For a decade, beginning in the year 2000, Mr. Root’s national TV football pregame show, “Wayne Allyn Root’s WinningEDGE”, aired on national television networks such as Fox Sports Net, Comcast Sports Net, Superstation WGN, Discovery, and Spike TV attracting tens of thousands of callers seeking his advice.

Before that Mr. Root was the star and rainmaker of the pregame show “ProLine” on USA TV Network for 10 years. At the time, Mr. Root had the most expensive 900 (pay-per-call) numbers in U.S. telemarketing history- $50 and $100 per call for his sports advice. Thousands of sports gambling enthusiasts paid for Mr. Root’s advice weekly. Mr. Root is the author of many books including “Betting to Win on Sports,” “The King of Vegas’ Guide to Gambling” and “The Zen of Gambling.”

In recognition of his success in the sports gaming industry, on August 15, 2006, Mr. Root was awarded a granite star on the Las Vegas Walk of Stars- the only sports gambler or handicapper ever honored.

Frank Magliochetti, Director

Mr. Magliochetti became a Director of the Company in August 2020. He obtained a B.S. in Pharmacy from Northeastern University and entered the Masters of Toxicology program where he worked on the effects of Valium and its metabolism while taking Tagamet for the condition of anxiety induced ulcers. Mr. Magliochetti later received his MBA from The Sawyer School of Business at Suffolk University specializing in corporate finance, completed the Advanced Management Program at Harvard Business School and the General Management Program at Stanford Business School. Mr. Magliochetti is finishing his PhD dissertation defense in Divinity from Northwestern Seminary. From August 2021 to the present, Mr. Magliochetti has been a Director and until February 2022 was Chief Executive Officer of Emergent Health Corporation, a company engaged in regenerative medicine. From December 2019 to the present, he has been the Chairman and Chief Executive Officer of Clickstream Corporation, a company engaged in the development of apps and digital platforms. From June 2019 to the present, Mr. Magliochetti has been Chairman and CEO of Designer Genomics International, Inc., a biotech company. From January 2019 to the present, he has been Chairman of Grace Health Technology Inc., a company offering enterprise solutions for the laboratory. From 2002 to the present, he has been the managing partner of Parcae Capital Corp, which provides advice on financial restructuring and interim management. From 2000 to the present, he has been Chairman of Rehab Medical Holdings, an orthopedic medical device company.

Michael Handelman, Director

Mr. Handelman became a Director of the Company in August 2020 and Chairman of the Board of Directors in September 2020. From November 13, 2020 to November 5, 2021, he served as the Chief Financial Officer of GT Biopharma, Inc. a public biotechnology company. He served as Chief Financial Officer of Clickstream Corporation, a company engaged in the development of apps and digital platforms, from October 2015 to November 2020 and then again from December 1, 2021, to May 23, 2022. He served as Chief Financial Officer of Lion Biotechnologies, Inc., a biotechnology company, from February 2011 until June 2015 and was a member of the Board of Directors of Lion from February 2013 until May 2013. Mr. Handelman served as the Chief Financial Officer and as a financial management consultant of Oxis International, Inc., a public company engaged in the research, development and commercialization of nutraceutical products, from August 2009 until October 2011. From November 2004 to July 2009, Mr. Handelman served as Chief Financial Officer and Chief Operating Officer of TechnoConcepts, Inc., formerly a public company engaged in designing, developing, manufacturing and marketing wireless communications semiconductors, or microchips. Prior thereto, Mr. Handelman served from October 2002 to October 2004 as Chief Financial Officer of Interglobal Waste Management, Inc., a manufacturing company, and from July 1996 to July 1999 as Vice President and Chief Financial Officer of Janex International, Inc., a children’s toy manufacturer. Mr. Handelman was also the Chief Financial Officer from 1993 to 1996 of the Los Angeles Kings, a National Hockey League franchise. Mr. Handelman is a certified public accountant and holds a degree in accounting from the City University of New York.

Hollis Barnhart, Director and General Manager of VWIN

Mr. Barnhart, a member of the UNLV Golf Hall of Fame, has spent his entire business career as an executive in the casino, sports gaming and handicapping industry. For most of those years he was either GM, VP of Marketing, or Sales Manager for Wayne Root’s sports advice companies. He will serve this same role for VWIN, overseeing the Company’s day to day operations, including ensuring that Mr. Root and the other sports handicapper’s articles, research, odds, promotions and products are updated to the website on a timely basis. From 2015-2019, he served as Vice President and General Manager of Winning Edge, a sports consulting business.

Mr. Barnhart has a Hotel Management degree from UNLV and studied at the Harvard Business School Executive Continuing Education. He is President of Las Vegas Business Development and has been a resident of Las Vegas since 1954. His management and marketing skills have been instrumental in the development and delivery of cutting-edge gaming concepts and programming.

Andrew Paul, Director and VP of Sales, Marketing & Affiliate Deals of VWIN

Mr. Paul has spent his entire business career in the media industry. He served as Program Director for CBS Radio (now Entercom) and Citadel Broadcasting (now Cumulus) at radio stations across the USA. Today he serves as Executive Producer and Director of Sales for Wayne Root’s national media shows. He will join VWIN in this same role- attracting and working with advertising and affiliate partners. From March 2015 to the present, he has served as VP/General Manager of Battle Born Radio Corp, a radio advertising sales company. From January 2016 to the present, has served as VP/General Manager of Silver State Radio LLC, a radio advertising sales company. From February 2016 to the present, he has served as an account executive with Lotus Broadcasting, a radio advertising business.

Lee Lipton, Director

Mr. Lipton has been involved in the fashion business for over three decades, owning divisions for Calvin Klein and St. John Knits, as well as a Lee Lipton line of fashion outerwear sold exclusively at Nordstrom. Mr. Lipton has sold two different start-up ventures to public companies. Since November 2013, he has been a successful restauranteur, owning multiple restaurants in Palm Beach, Florida, including the landmark restaurant, Benny’s on the Beach.

Todd Franklin Kobrin, President of VWIN

Mr. Kobrin is a gaming veteran with 20 years’ experience in the industry. He is currently the CEO of Oddsium providing a mobile app for gamblers. He has successfully launched iGaming brands (casino, poker & sports-betting) in over 40 countries. He has worked with some of the biggest iGaming brands in the world: 888, Unibet, WSOP to name a few. His expertise is international business development and digital marketing (affiliate management, media buying, SEO & social media).

Andy Scott, Chief Marketing Officer of VWIN

Mr. Scott has over 14 years of marketing and commercial experience, primarily within the competitive sports betting and gaming sector, having managed high-performance teams working for and with some of the largest global operators, including GVC, Penn National, Bet365, Kindred and Tabcorp. In 2021, Mr. Scott founded and since has been a director of TBD Media I Next Play Digital, a digital marketing agency specializing in user acquisition and engagement within the betting and gaming sector. From 2014 to 2020, Mr. Scott was a founder and director of Digital Fuel Marketing, a digital marketing agency primarily working within the sports betting and gaming sector. From 2011 to 2014, Mr. Scott served as Acquisition Manager of Tabcorp, Sydney, Australia, where he was responsible for all customer acquisition to Tabcorp’s fixed odds bookmaker Luxbet.

Arrangements with VWIN Handicappers

Currently, VWIN has agreements with twenty-one professional handicappers, with whom we have three-year agreements that are subject to earlier termination on 30 days’ notice, with a 40% commission structure. Our handicappers provide picks and selections as well as related content such as online columns to be advertised and sold on our website. No additional compensation is payable for the related content.

COMPENSATION OF DIRECTORS AND
EXECUTIVE OFFICERS

Compensation of Directors and Executive Officers

On August 11, 2020, the Company entered into several consulting agreements. These agreements have a term of three (3) years. The Company will pay an aggregate $51,500 per month. At December 31, 2020, the Company has expensed $87,500 as a component of general and administrative expenses in the consolidated statements of operations. At December 31, 2021, all amounts have been paid in full.

Contracts with Directors and Officers

VWIN has entered into an employment agreement with Wayne Allyn Root, effective August 11, 2020, to serve as the Chief Executive Officer and President of VWIN. The initial term is five years. Mr. Root is to receive a base salary of $150,000 per year with annual increase of 10% compounded annual on each prior annual salary. Additionally, Mr. Root is to receive 10% of the annual pre-tax profits of VWIN and 15% of paid advertising revenues directly introduced by Mr. Root. Mr. Root will also receive standard sports handicapping commission consistent with VWIN policy. Mr. Root’s employment may be terminated by either VWIN or Mr. Root at any time and for any reason upon at least 60 days’ advanced notice. Compensation for such termination will be as set forth in the Employment Agreement. The employment agreement has been amended to $10,000 per month effective July 1, 2022.

The Company has entered into a consulting agreement with Parcae Capital Corporation, a company affiliated with Frank Magliochetti, one of our directors, pursuant to which Parcae has agreed to provide strategic and business development assistance for an initial period of three years for $10,000 per month plus 1,000,000 shares of the Company’s Series A Convertible Preferred Stock. The consulting agreement has been amended to $5,000 per month effective July 1, 2022.

The Company has agreements dated as of August 11, 2020 with each of its six directors, pursuant to which each of them has agreed to serve as a director without compensation with respect to services performed as directors subject to reimbursement for reasonable out-of-pocket expense in connection with the performance of their duties. The term as a director is until they are removed by the Company’s stockholders, they resign or commit certain types of crimes.

Effective March 1, 2022, the Company entered into a one-year consulting agreement with Andy Scott, whereby Mr. Scott is to serve as the Chief Marketing Officer of VegasWinners, Inc., a subsidiary of the Company. Under this agreement, Mr. Scott receives compensation of $1,000 per month.

Effective March 1, 2022, the Company entered into a one-year consulting agreement with Todd Kobrin, whereby Mr. Kobrin is to serve as the President of VegasWinners, Inc., a subsidiary of the Company. Under this agreement, Mr. Kobrin receives compensation of $1,000 per month.

Stock Incentive Plan

In the future, the Company may establish a management stock incentive plan pursuant to which stock options and awards may be authorized and granted to our directors, executive officers, employees and key employees or consultants. Details of such a plan, should one be established, have not been decided upon as of the date of this Offering. Stock options or a significant equity ownership position in the Company may be utilized by us in the future to attract one or more new key senior executives to manage and facilitate our growth.

Board of Directors

Our board of directors currently consists of six directors:

Frank Magliochetti
Michael Handelman
Wayne Allyn Root
Hollis Barnhart
Andrew Paul
Lee Lipton

Messrs. Magliochetti, Root, Barnhart and Paul are not considered to be “independent” as defined in Rule 4200 of FINRA’s listing standards. We may appoint independent director(s) to our board of directors in the future, particularly to serve on appropriate committees should they be established.

Committees of the Board of Directors

The Company has not established any committees of the Board of Directors. Until the committees are established, matters that would otherwise be addressed by such committees will be acted upon by the entire Board of Directors.

Limitation of Liability and Indemnification of Officers and Directors

Our Bylaws limit the liability of directors and officers of the Company. The Bylaws state that the Company shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the corporation), by reason of his or her acting as a director or officer of the corporation (or a director or officer serving at the request of the corporation in any other capacity for or on behalf of the corporation) against any expenses (including attorneys’ fees, judgments, fines, ERISA or other excise taxes, penalties and amounts paid in settlement) actually and reasonably incurred by such director or officer in respect thereof; provided, however, that, the corporation shall not be obligated to indemnify any such director or officer with respect to proceedings, claims or actions initiated or brought voluntarily by such director and not by way of defense. Expenses that may be subject to indemnification hereunder shall be paid in advance of the final disposition of the action, suit or proceeding to the full extent permitted by Nevada law subject to the corporation’s receipt of any undertaking required thereby. The provisions of this article of the Company’s Bylaws shall be deemed to constitute a contract between the Company and each director or officer who serves in such capacity at any time while this article and the relevant provisions of Nevada law are in effect, and each such director or officer shall be deemed to be serving as such in reliance on the provisions of this article of the Company’s Bylaws, and any repeal of any such provisions or of such article of the Company’s Bylaws shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. If a claim under this article of the Company’s Bylaws is not paid in full within thirty (30) days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant also shall be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been provided to the corporation) that the claimant has not met the standards of conduct that make it permissible under Nevada law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation to have made a determination prior to the commencement of such action that indemnification of the claimant is proper under the circumstances because the claimant has met the applicable standard of conduct set forth in the Nevada law, nor an actual determination by the corporation that the claimant has not met such standard of conduct shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

The rights of indemnification and advancement provided by this article of the Company’s Bylaws are not exclusive of any other right to indemnification or advancement provided by law, agreement or otherwise, and shall apply to actions, suits or proceedings commenced after the date hereof, whether or not arising from acts or omissions occurring before or after the adoption hereof, and shall continue as to a person who has ceased to be a director or officer of the corporation and shall inure to the benefit of the heirs, executors and administrators of such a person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our Officers, Directors, and controlling purposes by our Certificate of Incorporation, our By-Laws and the laws of the State of Nevada, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification. For additional information on indemnification and limitations on liability of our directors and officers, please review the Company’s Bylaws, which are an Exhibit to this Offering Circular.

SECURITY OWNERSHIP OF MANAGEMENT,
CERTAIN SECURITY HOLDERS AND THE SELLING SHAREHOLDER

Beneficial ownership is determined according to the rules of the SEC, and generally means that person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, and includes options that are currently exercisable or exercisable within 60 days. Each director or officer, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply. Except as otherwise noted below, the address for each person or entity listed in the table is c/o Winners Inc. 1180 North Town Center Drive, Suite 100 #1079, Las Vegas, NV 89144.

The following table sets forth information, as of the date of this Offering Circular, regarding the Beneficial Ownership of the Company’s Common Stock and the Company’s Series A Preferred Stock by the Company’s Executive Officers, Directors, Executive Officers and Directors as a Group, and 5% or greater owners. In addition, the following table sets forth information, as of the date of this Offering Circular, regarding the Effective Voting Power of the Company’s Executive Officers, Directors, Executive Officers and Directors as a Group, and 5% or greater owners.

	Share Ownership Before This Offering	Share Ownership After This Offering			% Effective Voting Power
Name and Address of Shareholder	Number of Shares Beneficially Owned	% Beneficially Owned (1)	Number of Shares Beneficially Owned		% Beneficially Owned (2)	Before This Offering (3)		After This Offering (4)
Common Stock
Executive Officers and Directors

Frank Magliochetti(5)	0	0%	0		0%	13.63	%(6)	6.81	%(6)
Wayne Allyn Root	0	0%	0		0%	26.18%		22.08%
Michael Handelman	0	0%	0		0%	1.11%		*
Hollis Barnhart	0	0%	0		0%	1.33%		1.12%
Andrew Paul	0	0%	0		0%	*		*
Todd Kobrin	0	0%	0		0%	*		*
Lee Lipton	0	0%	0		0%	*		*
Officer and Directors as a Group (6 persons)	0	0%	0		0%	44.89%		33.19%
5% Owner
Thomas Terwilliger	18,907,620	6.54%	18,907,620		2.73%	6.10%		5.14%
ClickStream Corporation(7) 8549 Wilshire Blvd., Ste. 2181 Beverly Hills, CA 90211	154,012,000	52.43%	54,012,000	(8)	7.79%	13.63%		3.74%

	Number of Shares Beneficially Owned	% Beneficially Owned (9)	Number of Shares Beneficially Owned	% Beneficially Owned (9)
Series A Preferred Stock(10)
Executive Officers and Directors

Frank Magliochetti(5)	0	0%	0	0%	13.63	%(6)	6.81	%(6)
Wayne Allyn Root	2,958,332	34.98%	2,958,332	34.98%	26.18%		22.08%
Hollis Barnhart	150,000	1.76%	125,000	1.76%	1.33%		1.12%
Michael Handelman	125,000	1.47%	125,000	1.47%	1.11%		*
Andrew Paul	100,000	1.18%	100,000	1.18%	*		*
Todd Kabrin	50,000	*	50,000	*	*		*
Lee Lipton	50,000	*	50,000	*	*		*
Officer and Directors as a Group (6 persons)	3,433,332	39.39%	3,433,332	39.39%	44.89%		33.19%
5% Owners
Thomas Terwilliger	500,000	5.88%	500,000	5.88%	6.10%		5.14%
Leonard Tucker, LLC(12) 20423 State Road 7, F6-123 Boca Raton, FL 33498	860,000	10.17%	860,000	10.17%	7.61%		6.42%
Panza Family Trust(13) 1667 E. Classical Blvd. Delray Beach, FL 33445	458,334	5.42%	458,334	5.42%	4.42%		3.73%
Capa Partners Ltd.(14) 4372 Bocaire Blvd. Boca Raton, FL 33487	500,000	5.91%	500,000	5.91%	4.42%		3.73%
Holly Magliochetti(15) 4733 W. Atlantic Ave., Ste. C-12 Delray Beach, FL 33445	700,000	8.28%	700,000	8.28%	6.19%		5.22%
Christine Arenella 4372 Bocaire Blvd. Boca Raton, FL 33487	500,000	5.91%	500,000	5.91%	4.42%		3.73%

*	Less than 1%.
(1)	Based on 293,739,856 shares of Common Stock outstanding, before this offering.
(2)	Based on 693,239,856 shares of Common Stock outstanding, assuming the sale of all of the Remaining Shares, after this offering.
(3)	Based on 1,143,739,856 total possible votes, including votes associated with the Series A Preferred Stock, before this offering.
(4)	Based on 1,443,239,856 total possible votes, including votes associated with the Series A Preferred Stock, after this offering
(5)	Mr. Magliochetti is the Chief Executive Officer and a Director of ClickStream Corporation, the Selling Shareholder.
(6)	As Chief Executive Officer of ClickStream Corporation, Mr. Magliochetti possesses voting authority over the 154,012,000 shares of Company common stock owned by it.
(7)	Frank Magliochetti is the Chief Executive Officer of this entity, which is the Selling Shareholder in this offering. Frank Magliochetti is a Director of the Company. See “Selling Shareholder” below.
(8)	Assumes the sale of all of the Selling Shareholder Offered Shares.
(9)	Based on 8,458,334 shares of Series A Preferred Stock outstanding, before and after this offering.
(10)	Series A Preferred Stock has the following voting rights: each share of Series A Preferred Stock shall vote on all matters as a class with the holders of Common Stock and each share of Series A Preferred Stock shall be entitled to the number of votes per share equal to the then-applicable conversion rate, which, as of the date of this Offering Circular, is 100 votes per share of Series A Preferred Stock. Further, the shares of Series A Preferred Stock has anti-dilution protection, such that, assuming the sale of all of the Remaining Shares in this offering and the conversion of the outstanding shares of Series A Preferred Stock thereupon, the holders of the Series A Preferred Stock would, as a group, be issued approximately 5 billion shares of the Company’s common stock, or approximately 90% of the then-outstanding shares of the Company’s Common Stock, as measured after such conversion.

(11)	Mr. Terwilliger’s shares of Series A Preferred Stock are owned of record by: (a) SH Fund, LLC, an entity owned by Mr. Terwilliger, as to 100,000 shares; and (b) Tadas Trust, James Williams, Trustee, the beneficiary of which is Mr. Terwilliger, as to 400,000 shares.
(12)	This entity is controlled by Leonard Tucker.
(13)	The trustees of this entity are Nicholas and Shayna Panza.
(14)	This entity is controlled by Peter Aiello.
(15)	Holly Magliochetti is the wife of Frank Magliochetti, a Director of the Company and Chief Executive Officer and a Director of the Selling Shareholder. Mr. Magliochetti does not possess any beneficial interest in the shares of Series A Preferred Stock owned by Ms. Magliochetti.

SECURITIES BEING OFFERED

As of the date of this PQA, we had sold (a) 90,500,000 Shares at a price of $0.05 per share and (b) 10,000,000 Shares at a price of $0.01 per share, or $4,625,000 in the aggregate, in this Offering (the “Offering”). We are offering the 299,500,000 Remaining Shares at a price of $[0.004-0.006] per share. All of the Shares are being offered on a “best efforts” basis, which means that there is no guarantee that any minimum amount will be sold. The Shares are being offered on a best-efforts basis to an unlimited number of accredited investors and an unlimited number of non-accredited investors only by the Company. The maximum aggregate number of Shares offered is 400,000,000 (the “Maximum Offering”). There is no minimum number of Shares that needs to be sold in order for funds to be released to the Company and for this Offering to close. The Shares, when issued, will be fully paid and non-assessable.

In addition, a single selling shareholder, ClickStream Corporation (the Selling Shareholder) is offering up to 100,000,000 shares of our common stock currently outstanding (the Selling Shareholder Offered Shares) (collectively, the Remaining Shares and the Selling Shareholder Offered Shares are referred to as the “Shares”). We will not receive any of the proceeds from the sale of the Selling Shareholder Offered Shares in this offering. We will pay all of the expenses of the offering (other than the discounts and commissions payable with respect to the Selling Shareholder Offered Shares sold in the offering).

Other than Preferred Stock, there are no other authorized classes of stock in the Company as of the date of this Offering. The Company does not expect to create any additional classes of stock during the next 12 months, but the Company is not limited from creating additional classes which may have preferred dividend, voting and/or liquidation rights or other benefits not available to holders of its Common Stock if it chooses to do so.

The Company does not expect to declare dividends for holders of Common Stock in the foreseeable future. Dividends will be declared, if at all (and subject to the rights of holders of additional classes of securities, if any), in the discretion of the Company’s Board of Directors. Dividends, if ever declared, may be paid in cash, in property, or in shares of the capital stock of the Company, subject to the provisions of law, the Company’s Bylaws and the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Company available for dividends such sums as the Board of Directors, in its absolute discretion, deems proper as a reserve for working capital, to meet contingencies, for equalizing dividends, for repairing or maintaining any property of the Company, or for such other purposes as the Board of Directors shall deem in the best interests of the Company.

There is no minimum number of Shares that needs to be sold in order for funds to be released to the Company and for this Offering to close. The Company anticipates numerous closings to take place during the Offering.

A subscription for the Shares may be made only by tendering to the Company’ the executed Subscription Agreement (electronically or in writing) delivered with the subscription price in a form acceptable to the Company, via check, wire or ACH (or other payment methods the Company may later add). The execution and tender of the documents required, as detailed in the materials, constitutes a binding offer to purchase the number of Shares stipulated therein and an agreement to hold the offer open until the expiration date or until the offer is accepted or rejected by the Company, whichever occurs first.

The Company reserves the unqualified discretionary right to reject any subscription for Shares, in whole or in part. If the Company rejects any offer to subscribe for the Shares, it will return the subscription payment, without interest or reduction. The Company’s acceptance of your subscription will be effective when an authorized representative of the Company issues you written or electronic notification that the subscription was accepted.

DESCRIPTION OF CAPITAL STOCK

The following summary is a description of the material terms of our capital stock and is not complete. You should also refer to the Company’s articles of incorporation and bylaws, which are included as exhibits to the offering statement of which this offering circular forms a part, and the applicable provisions of the Nevada Revised Statutes.

Our articles of incorporation presently in effect authorize us to issue up to 4,000,000,000 shares of common stock and 10,000,000 shares of preferred stock.

Common Stock

Shares of our common stock have the following rights, preferences and privileges:

Voting

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the voting power present in person or represented by proxy, except in the case of any election of directors, which will be decided by a plurality of votes cast. There is no cumulative voting.

Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment, subject to the rights of holders, if any, of any class of stock having preference over the common stock. Any decision to pay dividends on our common stock will be at the discretion of our board of directors. Our board of directors may or may not determine to declare dividends in the future. See “Dividend Policy.” The board’s determination to issue dividends will depend upon our profitability and financial condition any contractual restrictions, restrictions imposed by applicable law and the SEC, and other factors that our board of directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the company, the holders of our common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full, or provided for payment of, all of our debts and after the holders of all outstanding series of any class of stock have preference over the common stock, if any, have received their liquidation preferences in full.

Other

Our issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of our common stock are not entitled to preemptive rights. Shares of our common stock are not convertible into shares of any other class of capital stock, nor are they subject to any redemption or sinking fund provisions.

PREFERRED STOCK

The Company’s Board of Directors is authorized to issue shares of Preferred Stock in one or more series with each series containing such rights, privileges and preferences as may be established by the Board of Directors from time to time.

Our shares of Series A Preferred Stock:

●	have a conversion rate of 100 shares of Common Stock for each share of Preferred Stock;

●	shall be treated pari passu with Common Stock except that the dividend on each share of Preferred Stock shall be the amount of dividend declared and paid on each share of common stock multiplied by the Conversion rate;

●	shall be treated pari passu with Common Stock except that the payment on each share of Series A Convertible Preferred Stock shall be equal to the amount of the payment on each share of Common Stock multiplied by the Conversion Rate;

●	shall vote on all matters as a class with the holders of Common Stock and each share of Series A Convertible Preferred Stock shall be entitled to the number of votes per share equal to the Conversion Rate;

●	shall automatically be converted into shares of common stock at its then effective Conversion Rate on January 1, 2024 unless extended by majority vote of the Series A Preferred shareholders.

●	Shall have anti-dilution rights (the “Anti-Dilution Rights”) during the Two-year period after the Series A Convertible Preferred converted into shares of Common Stock at its then effective conversion Rate. The anti-dilution rights shall be a pro-rata to the holder’s ownership of the Series A Convertible Preferred Stock. The company agrees to assure that the holders of the Series A Convertible Preferred Stock shall have and maintain at all times, full ratchet anti-dilution protection rights as to the total number of issued and outstanding shares of common stock and preferred stock of the Company from time to time, at the rate of 90%, calculated on a fully diluted basis. In the event that the Company issues any shares of common stock, preferred stock or any security convertible into or exchangeable for common stock or preferred stock to any person or entity, the Company agrees to undertake all necessary measures as may be necessary or expedient to accommodate its performance under this Series A Convertible Preferred Stock Designation, including, without limitation, the amendment of its articles of incorporation to the extent necessary to provide for a sufficient number of shares of authorized common stock or preferred stock to be issued to Series A Convertible Preferred Stock holders so as to maintain in Series A Convertible Preferred Stock holders, a 90% interest in the common stock and preferred stock of the Company, calculated on a fully-diluted basis.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. We are unable to estimate the number of shares of common stock that may be sold in the future.

Assuming the sale of all of 299,500,000 Remaining Shares hereunder, we will have 593,239,856 outstanding shares of common stock. All of the Shares sold in this offering will be freely tradable without restriction under the Securities Act, unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers or 10% stockholders.

Rule 144

Shares of our common stock held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, any of our affiliates would be entitled to sell, without further registration, within any three-month period a number of shares that does not exceed 1% of the number of shares of common stock then outstanding.

Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

INVESTOR ELIGIBILITY STANDARDS

The Shares will be sold only to a person who is NOT an accredited investor if the aggregate purchase price paid by such person is no more than 10% of the greater of such person’s annual income or net worth, not including the value of his primary residence, as calculated under Rule 501 of Regulation D promulgated under Section 4(a)(2) of the Securities Act of 1933, as amended. In the case of sales to fiduciary accounts (Keogh Plans, Individual Retirement Accounts (IRAs) and Qualified Pension/Profit Sharing Plans or Trusts), the above suitability standards must be met by the fiduciary account, the beneficiary of the fiduciary account, or by the donor who directly or indirectly supplies the funds for the purchase of Shares. Investor suitability standards in certain states may be higher than those described in this Offering Circular. These standards represent minimum suitability requirements for prospective investors, and the satisfaction of such standards does not necessarily mean that an investment in the Company is suitable for such persons.

Each investor must represent in writing that he/she/it meets the applicable requirements set forth above and in the Subscription Agreement, including, among other things, that (i) he/she/it is purchasing the Shares for his/her/its own account and (ii) he/she/it has such knowledge and experience in financial and business matters that he/she/it is capable of evaluating without outside assistance the merits and risks of investing in the Shares, or he/she/it and his/her/its purchaser representative together have such knowledge and experience that they are capable of evaluating the merits and risks of investing in the Shares. Transferees of Shares will be required to meet the above suitability standards.

DISQUALIFYING EVENTS DISCLOSURE

Recent changes to Regulation A promulgated under the Securities Act prohibit an issuer from claiming an exemption from registration of its securities under such rule if the issuer, any of its predecessors, any affiliated issuer, any director, executive officer, other officer participating in the Offering of the interests, general partner or managing member of the issuer, any beneficial owner of 20% or more of the voting power of the issuer’s outstanding voting equity securities, any promoter connected with the issuer in any capacity as of the date hereof, any investment manager of the issuer, any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with such sale of the issuer’s interests, any general partner or managing member of any such investment manager or solicitor, or any director, executive officer or other officer participating in the Offering of any such investment manager or solicitor or general partner or managing member of such investment manager or solicitor has been subject to certain “Disqualifying Events” described in Rule 506(d)(1) of Regulation D subsequent to September 23, 2013, subject to certain limited exceptions. The Company is required to exercise reasonable care in conducting an inquiry to determine whether any such persons have been subject to such Disqualifying Events and is required to disclose any Disqualifying Events that occurred prior to September 23, 2013 to investors in the Company. The Company believes that it has exercised reasonable care in conducting an inquiry into Disqualifying Events by the foregoing persons and is aware of no such Disqualifying Events.

It is possible that (a) Disqualifying Events may exist of which the Company is not aware and (b) the SEC, a court or other finder of fact may determine that the steps that the Company has taken to conduct its inquiry were inadequate and did not constitute reasonable care. If such a finding were made, the Company may lose its ability to rely upon exemptions under Regulation A, and, depending on the circumstances, may be required to register the Offering of the Company’s Common Stock with the SEC and under applicable state securities laws or to conduct a rescission offer with respect to the securities sold in the Offering.

RELATED PARTY TRANSACTIONS

During 2020, we issued 5,000,000 shares of common stock to ClickStream Corporation in connection with a $350,000 loan. The shares were accounted for as debt issue costs totaling $30,000.

During 2020, ClickStream Corporation was granted by Thomas Terwilliger, Winners Inc.’s former Chief Executive Officer an option to purchase 149,012,000 shares owned by him representing approximately 83.3% of the Winners Inc.’s then outstanding common stock for $175,000 for which the ClickStream had provided a $100,000 non-refundable deposit in 2020. On September 8, 2021 the ClickStream completed the option exercise and paid the remaining $75,000 to Thomas Terwilliger. Prior to the exercise of the option, the ClickStream owned 5,000,000 shares of Winners, Inc. With the exercise of the option, ClickStream now owns 154,012,000 shares of the common stock of Winners, Inc.

In July, 2020, the Company issued a promissory note in the amount of $350,000 ClickStream Corporation in exchange for cash. The note is secured by all tangible and intangible assets of Winners Inc., bears interest at a rate of 10% per annum and matured on August 11, 2021.

In November and December, 2020, the Company issued two promissory notes to ClickStream Corporation in the aggregate of $315,000. The promissory notes are secured by tangible and intangible assets of Winners, Inc., bears interest at a rate of 10% per annum and matured in November and December 2021.

The balance of the notes payable as of December 31, 2021 is $ 90,000, which is past due.

We have entered into an Employment Agreement with Wayne Allyn Root and a Consulting Agreement with Parcae Capital Corp. which is controlled by Frank Magliochetti. See “Compensation of Directors and Executive Officers.”

Effective August 11th, 2020, and amended July 1, 2021, the Company entered into a three-year consulting agreement with Leonard Tucker, LLC. to provide consulting services. Under this agreement, Leonard Tucker, LLC received compensation of $20,000 per month plus 1,000,000 shares of the Company’s Series A Convertible Preferred Stock. Effective July 1, 2022, the agreement has been amended to $10,000 per month.

Effective August 11th, 2020, the Company entered into a three-year consulting agreement with Capa Partners, LTD. to provide consulting services. Under this agreement, Capa Partners, LTD. receives compensation of $5,000 per month plus 500,000 shares of the Company’s Series A Convertible Preferred Stocks.

Effective August 11th, 2020, the Company entered into a three-year consulting Agreement with SH Fund LLC. to provide strategic and business development assistance. Under this agreement, SH Fund, LLC. receives compensation of $12,500 per month plus 1,000,000 shares of the Company’s Series A Convertible Preferred Stock. Effective July 1st, 2022, the agreement has been amended to $6,250 per month. Effective July 1st, 2022, the agreement has been amended to $6,250 per month

Effective August 11th, 2021, the Company entered into a license and development agreement with Alec McMordie and Jean-Paul Sio. Under this agreement, McMordie and Sio receive compensation of $200,000 payable $80,000 upon execution of Agreement and 12 equal monthly payments of $10,000 per month upon successful integration of an application to publish and sell sports picks online. Effective February 1, 2022, the agreement has been amended to $5,000 per month.

Effective January 27, 2022, the Company entered into a stock purchase agreement with Panza Family Trust, the trust of a former director, Nicholas Panza, whereby the Company purchased from Mr. Panza 1,000,000 shares of the Series A Convertible Preferred Stock of the Company for $100,000 in cash, payable $50,000 upon execution of the agreement for 500,00 preferred shares and $50,000 for the remaining 500,000 preferred shares paid over 12 equal monthly installments of $4,166.67 commencing March 1, 2022.. Upon full payment by the Company of the amounts due, a general release of all claims between the parties will have been established.

Effective March 1, 2022, the Company entered into a one-year employment agreement with Andy Scott, whereby Mr. Scott is to serve as the Chief Marketing Officer of VegasWinnners, Inc., a subsidiary of the Company. Under this agreement, Mr. Scott receives compensation of $1,000 per month.

Effective March 1, 2022, the Company entered into a one-year employment agreement with Todd Kobrin, whereby Mr. Kobrin is to serve as the President of VegasWinnners, Inc., a subsidiary of the Company. Under this agreement, Mr. Kobrin receives compensation of $1,000 per month.

Effective March 1, 2022, the Company entered into a three-month Digital Marketing Management Agreement with Next Play Digital, LLC. to manage the day-to-day digital marketing strategies. The Agreement was extended through June 30, 2022. Under this agreement, Next Play received compensation of $18,000 per month.

TRANSFER AGENT

Our Transfer Agent is Standard Registrar and Transfer Company, Inc., phone number: (801) 571-8844. The Transfer Agent is registered with the U.S. Securities and Exchange Commission.

LEGAL MATTERS

We are not a party to any pending or threatened legal proceedings or disputes, and we do not anticipate the institution of any legal proceedings.

Newlan Law Firm, PLLC has acted as our legal counsel and has provided its opinion regarding the legality of the Shares offered hereunder. Newlan Law Firm, PLLC owns no securities of our company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable as we have not engaged an independent registered public accounting firm. However, may do so in the future.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under our Articles of Incorporation and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of their position, if they acted in good faith and in a manner they reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which they are to be indemnified, we must indemnify them against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

U.S Securities and Exchange Opinion on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our Officers, Directors, and controlling purposes by our Certificate of Incorporation, our By-Laws and the laws of the State of Nevada, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

REPORTS

After this offering is qualified and upon completion of the audit of our financial statements , we may file a Form 10 registration statement pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), which upon effectiveness of the registration statement we will be subject to all of the fully-reporting requirements of the Exchange Act.

AVAILABLE INFORMATION

We have filed with the U.S. Securities and Exchange Commission (“SEC”) a Tier I Offering Circular pursuant to Regulation “A” promulgated under the Securities Act of 1933, as amended. This Offering Circular does not contain all of the information contained in the Form 1-A as some portions have been omitted in accordance with the rules and regulations of the SEC. For further information concerning our Company and our shares of Common Stock in this Offering Circular, reference is made to the Form 1-A and the Exhibits filed therewith.

Upon the completion of this Offering, we will be required to file certain reports and other information with the SEC for a period of time. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC- 0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding Issuers that file electronically with the SEC on the EDGAR system. The address of that site is www.sec.gov.

WINNERS, INC. AND SUBSIDIARY

Three Months Ended March 31, 2022 and 2021

Unaudited Consolidated Balance Sheets at March 31, 2022 and 2021

Consolidated Statements of Operations for the Three Months Ended March 31, 2022 and 2021

Consolidated Statements of Changes in Stockholders’ Deficit for the Three Months Ended March 31, 2022 and 2021

Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2022 and 2021

Years Ended December 31, 2021 and 2020

Unaudited Consolidated Balance Sheets at December 31, 2021 and 2020

Consolidated Statements of Operations for the Years Ended December 31, 2021 and 2020

Consolidated Statements of Changes in Stockholders’ Deficit for the Years Ended December 31, 2021 and 2020

Consolidated Statements of Cash Flows for the Years Ended December 31, 2021 and 2020

57

WINNERS, INC. AND SUBSIDIARY

WINNERS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31,	December 31,
	2022	2021
ASSETS
Current assets:
Cash	$269,954	$871,048
Accounts receivable	—	24,788
Prepaid expenses and other current assets	53,813	48,666
Note receivable and accrued interest - Clickstream Corp. - related party	62,705	—
Total current assets	386,472	944,502

Total assets	$386,472	$944,502

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$6,291	$4,662
Notes payable and accrued interest - Clickstream Corp. - related party	—	151,919
Total current liabilities	6,291	156,581

Commitments and contingencies (See Note 8)

Series A convertible preferred stock, $0.001 par value, 10,000,000 shares authorized;
8,458,334 and 9,000,000 shares issued and outstanding, respectively	8,458	9,000

Stockholders' equity:
Common stock, $0.0001 par value, 4,000,000,000 shares authorized;
280,317,986 and 280,090,934 shares issued and outstanding, respectively	280,318	280,091
Common stock to be issued, 3,421,870 and 0 shares, respectively	3,422	—
Additional paid-in capital	5,310,346	5,240,674
Non-controlling interest in subsidiary	(2,879)	(2,629)
Accumulated deficit	(5,219,484)	(4,739,215)
Total stockholders' equity	371,723	778,921

Total liabilities and stockholders' equity	$386,472	$944,502

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WINNERS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended March 31,
	2022	2021

Revenues	$15,123	$1,956

Operating expenses:
Selling, general and administrative expenses	441,642	656,439
Total operating expenses	441,642	656,439

Loss from operations	(426,519)	(654,483)

Other income (expense):
Interest income	18	—
Interest expense	(393)	(430,374)
Total other income (expense), net	(375)	(430,374)

Loss before non-controlling interest	(426,894)	(1,084,857)

Less: Non-controlling interest	(250)	(129)

Net loss	(426,644)	(1,084,728)

Deemed dividend resulting from redemption of Series A shares	(53,625)	—

Net loss available to common stockholders	$(480,269)	$(1,084,728)

Net loss per common share, basic and diluted	$(0.00)	$(0.01)

Weighted average number of common shares outstanding, basic
and diluted	283,317,291	188,834,110

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WINNERS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE THREE MONTHS ENDED MARCH 31, 2022
(unaudited)

					Additional
	Common Stock		Common Stock To Be Issued		Paid-in	Non-controlling	Accumulated
	Shares	Amount			Capital	Interest	Deficit	Total
Balance, December 31, 2021	280,090,934	$280,091	—	$—	$5,240,674	$(2,629)	$(4,739,215)	$778,921
Issuance of common shares for services	227,052	227	3,421,870	3,422	69,672	—	—	73,321
Redemption of Series A preferred shares	—	—	—	—	—	—	(53,625)	(53,625)
Non-controlling interest	—	—	—	—	—	(250)	—	(250)
Net loss	—	—	—	—	—	—	(426,644)	(426,644)
Balance, March 31, 2022	280,317,986	$280,318	3,421,870	$3,422	$5,310,346	$(2,879)	$(5,219,484)	$371,723

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WINNERS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE THREE MONTHS ENDED MARCH 31, 2021
(unaudited)

	Common Stock		Common Stock To Be Issued		Paid-in	Non-controlling	Accumulated
	Shares	Amount	Shares	Amount	Capital	Interest	Deficit	Total
Balance, December 31, 2020	184,579,250	$184,579	961,550	$962	$541,466	$(935)	$(1,448,419)	$(722,347)
Issuance of common shares for cash	51,000,000	51,000	—	—	2,447,000	—	—	2,498,000
Issuance of common shares for services	566,567	567	—	—	118,412	—	—	118,979
Conversion of convertible debt into common shares	15,500,000	15,500	—	—	759,500	—	—	775,000
Non-controlling interest	—	—	—	—	—	(129)	—	(129)
Net loss	—	—	—	—	—	—	(1,084,728)	(1,084,728)
Balance, March 31, 2021	251,645,817	$251,646	961,550	$962	$3,866,378	$(1,064)	$(2,533,147)	$1,584,775

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WINNERS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the Three Months Ended March 31,
	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss, including non-controlling interest	$(426,894)	$(1,084,857)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount	—	411,215
Stock-based compensation	73,321	118,979
Changes in operating assets and liabilities:
Accounts receivable	24,788	—
Prepaid expenses and other current assets	(5,147)	(46,500)
Accrued interest receivable - Clickstream Corp. - related party	(17)	—
Accounts payable and accrued expenses	1,629	1,700
Accounts payable and accrued expenses - related parties	—	(9,792)
Accrued interest payable - related parties	—	13,076
Net cash used in operating activities	(332,320)	(596,179)

CASH FLOWS FROM INVESTING ACTIVITIES:
Advances to Clickstream Corp. - related party	(62,688)	—
Net cash used in investing activities	(62,688)	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from common shares issued for cash, net of direct offering costs	—	2,498,000
Proceeds from issuance of convertible notes payable	—	995,000
Repayments of convertible notes payable	—	(990,750)
Repayments on notes payable to Clickstream Corp. - related party	(151,919)	—
Repayments on notes payable - related parties	—	(96,000)
Redemption of Series A preferred shares	(54,167)	—
Net cash (used in) provided by financing activities	(206,086)	2,406,250

Net increase (decrease) in cash	(601,094)	1,810,071
Cash, beginning of period	871,048	218,356
Cash, end of period	$269,954	$2,028,427

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$61,919	$6,083
Income taxes paid	$—	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Deemed dividend related to redemption of Series A preferred shares	$53,625	$—
Conversion of convertible debt into common shares	$—	$775,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WINNERS, INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(unaudited)

NOTE 1 – NATURE OF OPERATIONS

Overview

Winners, Inc. (“Winners”) and its operating subsidiary (collectively, “we”, “us”, “our” or the “Company”) provides mobile and online sports advisory services within the sports wagering industry including analysis, research, data, guidance, and handicapping advice to sports bettors.

Winners, Inc. acquired approximately 97% of VegasWinners, Inc. (“VWI”) on August 11, 2020 in a reverse recapitalization.

COVID-19 Update

The ongoing COVID-19 global and national health emergency has caused significant disruption in the international and United States economies and financial markets. In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. The spread of COVID-19 has caused illness, quarantines, cancellation of events and travel, business and school shutdowns, reduction in business activity and financial transactions, labor shortages, supply chain interruptions and overall economic and financial market instability. The COVID-19 pandemic has the potential to significantly impact the Company’s supply chain, distribution centers, or logistics and other service providers.

In addition, a severe prolonged economic downturn could result in a variety of risks to the business, including weakened demand for products and services and a decreased ability to raise additional capital when needed on acceptable terms, if at all. As the situation continues to evolve, the Company will continue to closely monitor market conditions and respond accordingly. To date, the Company has not experienced any significant economic impact due to COVID-19.

Reverse Recapitalization

On August 11, 2020, the Company merged with GoooGreen, Inc. (“GGI”) (now known as Winners, Inc.), a then public shell corporation, with VWI becoming the surviving corporation, in a transaction treated as a reverse recapitalization. At the time of the transaction, Winners had insignificant operations relative to the VWI operations acquired and is considered the successor to substantially all of the operations of VWI.

In the reverse recapitalization, Winners issued 4,250,000 shares of Series A convertible and mandatorily redeemable preferred stock in exchange for 4,250,000 shares of VWI common stock, which resulted in a change in control of Winners. Due to the recapitalization, these shares are considered issued and outstanding as of the earliest period presented.

The transaction also required a recapitalization of Winners. Since VWI acquired a controlling voting interest, it was deemed the accounting acquirer, while Winners was deemed the legal acquirer. The historical financial statements of the Company are those of VWI and of the consolidated entities from the date of recapitalization and subsequent.

The Company did not recognize goodwill or any intangible assets in connection with the transaction. Additionally, since the transaction is considered a reverse recapitalization with a public shell corporation, the presentation of pro-forma financial information was not required.

Basis of Presentation

The interim unaudited condensed financial statements included herein reflect all material adjustments (consisting of normal recurring adjustments and reclassifications and non-recurring adjustments) which, in the opinion of the Company’s management, are ordinary and necessary for a fair presentation of results for the interim periods. Certain information and footnote disclosures required under generally accepted accounting principles in the United States of America (“GAAP”) have been condensed or omitted. The Company’s management believes the disclosures are adequate to make the information presented not misleading.

The condensed balance sheet information as of December 31, 2021 was derived from the Company’s annual financial statements for the year ended December 31, 2021 (“2021 Annual Report”), filed on March 31, 2022. These interim unaudited condensed financial statements should be read in conjunction with the 2021 Annual Report. The results of operations for the three months ended March 31, 2022 are not necessarily indicative of the results to be expected for the entire fiscal year or for any other period.

WINNERS, INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(unaudited)

NOTE 2 — GOING CONCERN AND MANAGEMENT’S LIQUIDITY PLANS

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

As shown in the accompanying financial statements, as of March 31, 2022, the Company had cash on hand of $269,954. During the three months ended March 31, 2022, the net loss available to common stockholders was $480,269 and net cash used in operating activities was $332,320.

The Company has cash on hand of $871,048 at December 31, 2021. Although the Company intends to raise additional debt or equity capital, the Company expects to continue to incur significant losses from operations and have negative cash flows from operating activities for the near-term. These losses could be significant as sports advisory service revenues ramp up along with continuing expenses related to consulting, compensation, professional fees, brand marketing, development and regulatory are incurred.

The Company has incurred significant losses since its inception and has not demonstrated an ability to generate sufficient revenues from the sales of its products or services to achieve profitable operations. There can be no assurance that profitable operations will ever be achieved, or if achieved, could be sustained on a continuing basis. In making this assessment we performed a comprehensive analysis of our current circumstances including: our financial position, our cash flows and cash usage forecasts for the twelve months ended March 31, 2023, and our current capital structure including equity-based instruments and our obligations and debts.

The Company expects to continue to incur significant losses from operations and have negative cash flows from operating activities for the near-term. These losses could be significant as the Company has not yet generated significant revenues relative to its continuing operating expenses including, but not limited to, compensation costs, professional fees, website improvement costs and regulatory fees.

The Company’s primary source of operating funds has been from cash proceeds from the sale of common stock and the issuances of promissory notes and other debt. The Company has experienced net losses from operations since inception, but it expects these conditions to improve in the future as it develops its business model. The Company requires additional financing to fund future operations.

Management’s current business plan is primarily to: (i) pursue additional capital raising opportunities, (ii) continue to develop core operations that will generate revenues; (iii) explore and execute prospective partnering opportunities; and (iv) identify unique market opportunities that represent potential positive short-term cash flow.

The Company’s existence is dependent upon management’s ability to develop profitable operations and to obtain additional funding sources. There can be no assurance that the Company’s financing efforts will result in profitable operations or the resolution of the Company’s liquidity problems. The accompanying consolidated financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

If the Company does not obtain additional capital, the Company will be required to reduce the scope of its business development activities or cease operations. The Company continues to explore obtaining additional capital financing and the Company is closely monitoring its cash balances, cash needs, and expense levels.

These factors create substantial doubt about the Company’s ability to continue as a going concern within the twelve-month period subsequent to the date that these consolidated financial statements are issued. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

WINNERS, INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(unaudited)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the valuation of stock-based compensation, uncertain tax positions, and the valuation allowance on deferred tax assets. Actual results could differ from those estimates, and those estimates may be material.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its majority owned (approximately 97%) subsidiary VegasWinners, Inc. All significant intercompany transactions and balances have been eliminated in consolidation.

The noncontrolling interest in VWI is reported as noncontrolling interest in subsidiary, which is included in stockholders’ equity in the accompanying unaudited consolidated balance sheet. This noncontrolling interest represents stockholders who acquired shares of VWI prior to the reverse recapitalization, but whose shares were not exchanged in the reverse recapitalization in August 2020.

Segments

The Company uses the “management approach” to identify its reportable segments. The management approach requires companies to report segment financial information consistent with information used by management for making operating decisions and assessing performance as the basis for identifying the Company’s reportable segments. Management has determined that the Company has one operating segment.

Cash

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid instruments with a maturity of three months or less at the purchase date and money market accounts to be cash equivalents.

At March 31, 2022 and 2021, respectively, the Company did not have any cash equivalents.

The Company is exposed to credit risk on its cash and cash equivalents in the event of default by the financial institutions to the extent account balances exceed the amount insured by the FDIC, which is $250,000. At March 31, 2022 and December 31, 2021, the Company had cash in banks exceeding the insured FDIC limit of $0 and $0, respectively.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable consists of amounts held back by our credit card processing company. The Company monitors outstanding receivables based on factors surrounding the credit risk of specific customers, historical trends, and other information. The allowance for doubtful accounts is estimated based on an assessment of the Company’s ability to collect on customer accounts receivable. There is judgment involved with estimating the allowance for doubtful accounts, and if the financial condition of the Company’s customers were to deteriorate, resulting in their inability to make the required payments, the Company may be required to record additional allowances or charges against revenues. The Company has not historically experienced significant credit or collection problems with its customers. At March 31, 2022 and December 31, 2021, no allowance for doubtful accounts relating to the Company’s accounts receivable was deemed necessary.

Financial Instruments

Accounting Standards Codification subtopic 825-10, Financial Instruments (“ASC 825-10”) requires disclosure of the fair value of certain financial instruments. The carrying value of accounts payable and accrued expenses, and short-term borrowings, as reflected in the consolidated balance sheets, approximate fair value because of the short-term maturity of these instruments. All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the consolidated financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk. Where practicable the fair values of financial assets and financial liabilities have been determined and disclosed; otherwise only available information pertinent to fair value has been disclosed.

WINNERS, INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(unaudited)

Fair Value Measurements

The Company accounts for financial instruments under Financial Accounting Standards Board (“FASB”) ASC 820, Fair Value Measurements. ASC 820 provides a framework for measuring fair value and requires disclosures regarding fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, based on the Company’s principal or, in absence of a principal, most advantageous market for the specific asset or liability.

The Company uses a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The hierarchy requires the Company to use observable inputs when available, and to minimize the use of unobservable inputs, when determining fair value.

The three tiers are defined as follows:

●	Level 1 —Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets;

●	Level 2—Observable inputs other than quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities; and

●	Level 3—Unobservable inputs that are supported by little or no market data, which require the Company to develop its own assumptions.

The determination of fair value and the assessment of a measurement’s placement within the hierarchy requires judgment. Level 3 valuations often involve a higher degree of judgment and complexity. Level 3 valuations may require the use of various cost, market, or income valuation methodologies applied to unobservable management estimates and assumptions. Management’s assumptions could vary depending on the asset or liability valued and the valuation method used. Such assumptions could include estimates of prices, earnings, costs, actions of market participants, market factors, or the weighting of various valuation methods. The Company may also engage external advisors to assist us in determining fair value, as appropriate.

Although the Company believes that the recorded fair value of our financial instruments is appropriate, these fair values may not be indicative of net realizable value or reflective of future fair values.

Revenue Recognition

The Company follows Accounting Standards Codification 606 (“ASC 606”). ASC 606 is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Our revenue is recognized by applying the following five steps: 1) identify the contracts with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to the performance obligations; and 5) recognize revenue when (or as) we satisfy a performance obligation. ASC 606 also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer purchase orders, including significant judgments.

Revenues consist of nonrefundable fees derived from sports advisory services. All revenue is recognized at the time of transfer of goods or services.

WINNERS, INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(unaudited)

Income Taxes

The Company accounts for income tax using the asset and liability method prescribed by ASC 740, “Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the year in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

The Company follows the accounting guidance for uncertainty in income taxes using the provisions of ASC 740 “Income Taxes”. Using that guidance, tax positions initially need to be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. As of March 31, 2022 and December 31, 2021, the Company had no uncertain tax positions that qualify for either recognition or disclosure in the consolidated financial statements.

As of March 31, 2022, the Company has received notification of delinquent payroll taxes of $4,058. The Company disputes this amount and is in discussions to resolve this matter.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs are included as a component of selling, general and administrative expense in the consolidated statements of operations. The Company recognized $23,385 and $32,493 in marketing and advertising costs during the three months ended March 31, 2022 and 2021, respectively.

Stock-Based Compensation

We account for our stock-based compensation to employees and non-employees under ASC 718 “Compensation – Stock Compensation” using the fair value-based method. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the requisite service period, which is usually the vesting period. This guidance establishes standards for the accounting for transactions in which an entity exchanges it equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.

Net Loss per Common Share

The Company computes earnings (loss) per share under Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”). Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share, if presented, would include the dilution that would occur upon the exercise or conversion of all potentially dilutive securities into common stock using the “if converted” method.

The computation of basic and diluted income (loss) per share excludes potentially dilutive securities when their inclusion would be anti-dilutive, or if their exercise prices were greater than the average market price of the common stock during the period.

Potentially dilutive securities excluded from the computation of basic and diluted net loss per share are as follows:

	March 31,
	2022	2021
Series A preferred shares	845,833,400	900,000,000
Total potentially dilutive shares	845,833,400	900,000,000

Recent Accounting Standards

In August 2020, the FASB issued ASU 2020-06, which simplifies the guidance on accounting for convertible debt instruments by removing the separation models for: (1) convertible debt with a cash conversion feature; and (2) convertible instruments with a beneficial conversion feature. As a result, the Company will not separately present in equity an embedded conversion feature in such debt. Instead, we will account for a convertible debt instrument wholly as debt, unless certain other conditions are met. The elimination of these models will reduce reported interest expense and increase reported net income for convertible instruments falling under the scope of those models before the adoption of ASU 2020-06. Also, ASU 2020-06 requires the application of the if-converted method for calculating diluted earnings per share and the treasury stock method will be no longer available. The Company adopted ASU 2020-06 in the first quarter of fiscal 2022 utilizing the modified retrospective method. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements and related disclosures.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”, which significantly changes how entities will measure credit losses for most financial assets, including accounts receivable. ASU No. 2016-13 will replace today’s “incurred loss” approach with an “expected loss” model, under which companies will recognize allowances based on expected rather than incurred losses. On November 15, 2019, the FASB delayed the effective date of Topic 326 for certain small public companies and other private companies until fiscal years beginning after December 15, 2022 for SEC filers that are eligible to be smaller reporting companies under the SEC’s definition, as well as private companies and not-for-profit entities. The Company does not expect the new guidance will have a material impact on its financial statements.

There are various other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company’s financial position, results of operations or cash flows.

WINNERS, INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(unaudited)

NOTE 4 — LOAN RECEIVABLE

In August 2019, the Company loaned $70,000 to a third party with a due date of December 1, 2019. The loan is unsecured and non-interest bearing. On December 4, 2020, the loan was extended to June 30, 2021. On July 12, 2021, the loan was extended to February 28, 2022. During the year ended December 31, 2021, the Company recorded an allowance for doubtful accounts of $70,000. The loan become past due on February 28, 2022.

NOTE 5 — NOTE RECEIVABLE – RELATED PARTY

On March 30, 2022, the Company loaned $62,688 to Clickstream Corp. in exchange for a promissory note bearing interest at 10% per annum and due on demand. As of March 31, 2022, the note receivable had a principal balance of $62,688 and accrued interest receivable of $17, or an aggregate of $62,705, which is included in current assets on the accompanying consolidated balance sheet. This transaction is considered a related party transaction since certain officers and members of the Company’s Board of Directors are also members of Clickstream Corp.’s Board of Directors (See Note 7).

NOTE 6 — NOTES PAYABLE – RELATED PARTY

On August 11, 2020, the Company borrowed from Clickstream Corp. $350,000, of which $150,000 was repaid to Clickstream Corp. by the Company in that same year. On November 6, 2020, the Company borrowed from Clickstream Corp. an additional $200,000. On December 30, 2020, the Company borrowed from Clickstream Corp. an additional $115,000. The notes were secured by all tangible and intangible assets of the Company, bore interest at a rate of 10% per annum, matured one year from the respective date of issuance and were past due as of December 31, 2021.

During the three months ended March 31, 2022, the Company recorded interest expense of $393 on the notes payable. During the three months ended March 31, 2022, the remaining principal balance of $90,000 as well as accrued interest of $62,312 was repaid to Clickstream Corp. The balance of the notes payable as of March 31, 2022 is $0. This transaction is considered a related party transaction since certain officers and members of the Company’s Board of Directors are also members of Clickstream Corp.’s Board of Directors (See Note 7).

NOTE 7 – RELATED PARTY TRANSACTIONS

Consulting Agreements

The Company has outstanding various consulting agreements with shareholders and/or officers of the Company ranging from 12 months to 60 months.

During the three months ended March 31, 2022 and 2021, the Company recognized consulting expense – related parties of $199,500 and $145,000, respectively, which is included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

Clickstream Corp.

On March 30, 2022, the Company loaned $62,688 to Clickstream Corp. in exchange for a promissory note receivable (See Note 5).

During the three months ended March 31, 2022, the Company repaid $90,000 in principal and $62,312 of accrued interest payable in regards to the promissory notes payable to Clickstream Corp. (See Note 6).

WINNERS, INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(unaudited)

NOTE 8 – COMMITMENTS AND CONTINGENCIES

Legal Matters

We are involved in certain legal proceedings that arise from time to time in the ordinary course of our business. Except for income tax contingencies, we record accruals for contingencies to the extent that our management concludes that the occurrence is probable and that the related amounts of loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. There are no legal proceeding currently pending.

Consulting Agreements

The Company has consulting agreements with various consultants and related party consultants with a service term ranging from 12 months up to 60 months. The following table summarizes the Company’s future payments/commitments as of March 31, 2022:

2022	$598,500
2023	540,500
2024	180,000
2025	105,000
Total minimum payments	$1,424,000

Effective August 11, 2020, the Company entered into an employment agreement with Wayne Allyn Root to serve as the Chief Executive Officer and President of VWI for an initial term of five years. Under the agreement, Mr. Root is to receive a base salary of $150,000 per year with annual increase of 10% compounded annual on each prior annual salary (included in the above table). Additionally, Mr. Root is to receive 10% of the annual pre-tax profits of VWI and 15% of paid advertising revenues directly introduced by Mr. Root. Mr. Root will also receive standard sports handicapping commission consistent with VWI policy. Mr. Root’s employment may be terminated by either VWI or Mr. Root at any time and for any reason upon at least 60 days’ advanced notice. Compensation for such termination will be as set forth in the Employment Agreement.

On March 1, 2022, the Company entered into an employment agreement with Todd Kobrin to become the President of VegasWinners, Inc. The term of the agreement is for one year with a monthly compensation of $1,000.

On March 1, 2022, the Company entered into an employment agreement with Andy Scott to become the Chief Marketing Officer of VegasWinners, Inc. The term of the agreement is for one year with a monthly compensation of $1,000.

On March 7, 2022, the Company entered into consulting agreement with Next Play Digital, LLC to provide digital marketing management to VegasWinners, Inc. The term of the agreement is three months with a monthly management fee of $18,000.

WINNERS, INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(unaudited)

NOTE 9 –SERIES A CONVERTIBLE PREFERRED STOCK

Series A Convertible Preferred Stock Designation

The Company is authorized to issue 10,000,000 shares of preferred stock and has designated 9,000,000 preferred shares as Series A convertible preferred stock (the “Series A”).

The Series A has the following rights and privileges as amended:

●	have a Conversion Rate of 100 shares of Common Stock for each share of Series A;

●	shall be treated pari passu with Common Stock except that the dividend on each share of Series A shall be the amount of dividend declared and paid on each share of common stock multiplied by the Conversion Rate;

●	shall be treated pari passu with Common Stock except that the liquidation payment on each share of Series A shall be equal to the amount of the payment on each share of Common Stock multiplied by the Conversion Rate;

●	shall vote on all matters as a class with the holders of Common Stock and each share of Series A shall be entitled to the number of votes per share equal to the Conversion Rate;

●

shall automatically be converted into shares of common stock at its then effective Conversion Rate upon the later of:

a. The written consent of the holders of at least a majority of the then outstanding Series A; and

b. January 1, 2023.

●	shall have anti-dilution rights (the “Anti-Dilution Rights”) until the earlier of the one-year period after the Series A converted into shares of Common Stock at its then effective Conversion Rate or January 1, 2024. The Anti-Dilution Rights shall be pro-rata to the holder’s ownership of the Series A. The Company agrees to assure that the holders of the Series A shall have and maintain at all times, full ratchet anti-dilution protection rights as to the total number of issued and outstanding shares of common stock and preferred stock of the Company from time to time, at the rate of 90%, calculated on a fully-diluted basis. In the event that the Company issues any shares of common stock, preferred stock or any security convertible into or exchangeable for common stock or preferred stock to any person or entity, the Company agrees to undertake all necessary measures as may be necessary or expedient to accommodate its performance under this Series A Designation, including, without limitation, the amendment of its articles of incorporation to the extent necessary to provide for a sufficient number of shares of authorized common stock or preferred stock to be issued to Series A holders so as to maintain in Series A holders, a 90% interest in the common stock and preferred stock of the Company, calculated on a fully diluted basis.

The Company considered accounting guidance to determine the appropriate treatment of the Series A shares. Accordingly, based on a deemed liquidation provision which causes potential cash redemption of the Series A shares, the Company recorded the issuance of its Series A as temporary equity.

Redemption of Series A Shares

On January 28, 2022, the Company entered into a Stock Purchase Agreement (the “Agreement”) whereby the Company agreed to repurchase 1,000,000 Series A shares owned by the Panza Family Trust (“Panza”) for the aggregate sum of $100,000 payable as follows: (i) $50,000 within one day of execution of the Agreement; and (ii) 12 equal monthly installments of $4,166.66 commencing March 1, 2022. Upon execution of the Agreement, Panza returned 500,000 Series A shares to the Company. Subsequently, each time Panza receives a monthly installment, it shall return an additional 41,666.66 shares to the Company. Whatever fraction of shares is left to accomplish the transfer of all 1,000,000 Series A shares shall be transferred in the last month.

During the three months ended March 31, 2022, an aggregate of 541,666 Series A preferred shares were redeemed for $54,167 in cash, resulting in a deemed dividend of $53,625. Accordingly, the Series A convertible preferred stock was reduced by $542 and a $53,625 deemed dividend was recorded to the accumulated deficit. As of March 31, 2022, the remaining amount owed under the Agreement was $45,833.

WINNERS, INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(unaudited)

NOTE 10 - STOCKHOLDERS’ EQUITY

Issuance of Common Shares for Services

During the three months ended March 31, 2022, the Company issued a total of 3,648,922 shares of common stock (of which 3,421,870 were to be issued as of March 31, 2022) to consultants with a fair value of $73,321 for services rendered. The common shares issued were valued at the trading price at the respective date of issuances.

During the three months ended March 31, 2021, the Company issued a total of 566,567 shares of common stock to consultants with a fair value of $118,979 for services rendered. The common shares issued were valued at the trading price at the respective date of issuances.

Issuance of Common Shares for Cash

During the three months ended March 31, 2022, the Company issued a total of 51,000,000 shares of common stock in a private placement offering for cash proceeds of $2,498,000, net of direct offering costs of $52,000.

Issuance of Common Shares Upon Conversion of Convertible Notes

During the three months ended March 31, 2022, the Company issued 15,500,000 shares of common stock in connection with the conversion of $775,000 of convertible notes payable into common shares.

NOTE 11 – SUBSEQUENT EVENTS

The Company has evaluated events and transactions occurring subsequent to the unaudited consolidated balance sheet date, but before the unaudited consolidated financial statements are issued.

Winners, Inc. and Subsidiary
Consolidated Balance Sheets
(unaudited)

	December 31,	December 31,
	2021	2020
Assets:
Current assets
Cash	$871,048	$218,356
Accounts receivable	24,788
Subscription receivable	—	10,412
Prepaid expenses	48,666	41,500
Loan receivable	—	70,000
Total current assets	944,502	340,268

Total assets	$944,502	$340,268

Liabilities and Stockholders’ Equity:

Current liabilities
Accounts payable and accrued expenses	4,662	13,001
Accrued expenses - related parties	—	56,250
Accrued interest	61,919	14,846
Line of credit - related party	—	5,230
Note payable, net of discount	—	393,088
Notes payable - related parties, net of discount	90,000	571,200
Total current liabilities	156,581	1,053,615

Total liabilities	156,581	1,053,615

Series A Convertible Preferred stock, par value $0.001, 10,000,000 shares authorized, 2,000,000 shares issued and outstanding as of December 31, 2021 and 2020, respectively	2,000	2,000
Series A Convertible Preferred stock - related parties, par value $0.001, 10,000,000 shares authorized, 7,000,000 shares issued and outstanding as of December 31, 2021 and 2020, respectively	7,000	7,000
	9,000	9,000

Stockholders’ Equity
Common stock, par value $0.0001, 2,000,000,000 shares authorized, 280,090,934 and 184,579,250, shares issued and outstanding as of December 31, 2021 and 2020, respectively	280,091	184,579
Common stock issuable, 0 and 961,550 shares as of December 31, 2021 and 2020, respectively	—	962
Additional paid-in capital	5,240,674	541,466
Non-controlling interest in subsidiary	(2,629)	(935)
Accumulated deficit	(4,739,215)	(1,448,419)
Total stockholders’ equity	778,921	(722,347)
Total liabilities and stockholders’ equity	$944,502	$340,268

The accompanying notes are an integral part of these consolidated financial statements.

Winners, Inc. and Subsidiary
Consolidated Statements of Operations
(unaudited)

	For the Year Ended
	December 31,
	2021	2020

Revenues	$27,483	$7,384

Operating Expenses:
General and administrative	2,779,355	1,102,053
Loss from Operations	(2,751,872)	(1,094,669)

Other (Income) Expense
Gain on settlement of debt	—	(227,600)
Loss on sale of marketable securities	—	175,021
Amortization of debt discount	406,988	100,762
Amortization of debt issue costs	8,501	19,526
Loss on settlement of debt	—	17,501
Interest expense	55,129	23,935
Allowance for doubtful accounts	70,000	—
Total Other (Income) Expense, net	540,618	109,145

Loss before non-controlling interest	(3,292,490)	(1,203,814)
Non-controlling interest	(1,694)	(935)
Net loss	$(3,290,796)	$(1,202,879)

Net loss per share
Basic and diluted	$(0.01)	$(0.01)

Weighted average common shares outstanding
Basic and diluted	250,727,241	186,060,486

The accompanying notes are an integral part of these consolidated financial statements.

Winners, Inc. and Subsidiary
Consolidated Statements of Stockholders’ Equity (Deficit)
(unaudited)

	Common Stock		Common Stock Issuable		Additional Paid in	Accumulated	Non-Controlling
	Shares	Amount	Shares	Amount	Capital	Deficit	Interest	Total

Balance, December 31, 2019	13,422,200	$13,422	—	$—	$(13,422)	$(245,540)	$—	$(245,540)

Recapitalization	165,007,050	165,007	—	$—	(166,868)	—	—	(1,861)

Issuance of common stock for services	1,150,000	1,150	—	—	6,900	—	—	8,050

Issuance of common stock for debt issue costs - related party	5,000,000	5,000	—	—	25,000	—	—	30,000

Issuance of stock for settlement of debt	—	—	961,550	962	61,539	—	—	62,501

Gain on debt forgiveness - related party	—	—	—	—	150,000	—	—	150,000

Contributed services - related party	—	—	—	—	300,000	—	—	300,000

Sale of subsidiary shares, net of offering costs of $26,704	—	—	—	—	178,317	—	—	178,317

Non-controlling interest	—	—	—	—	—	—	(935)	(935)

Net loss	—	—	—	—	—	(1,202,879)	—	(1,202,879)

Balance, December 31, 2020	184,579,250	$184,579	961,550	$962	$541,466	$(1,448,419)	$(935)	$(722,347)

Issuance of common stock for private placement	75,000,000	75,000	—	—	3,675,000	—	—	3,750,000

Issuance of common stock for services	4,050,134	4,050	—	—	316,708	—	—	320,758

Issuance of stock for settlement of debt	15,500,000	15,500	—	—	759,500	—	—	775,000

Issuance of common stock payable	961,550	962	(961,550)	(962)	—	—	—	—

Cash paid as direct offering costs	—	—	—	—	(52,000)	—	—	(52,000)

Non-controlling interest	—	—	—	—	—	—	(1,694)	(1,694)

Net loss	—	—	—	—	—	(3,290,796)	—	(3,290,796)

Balance, December 31, 2021	280,090,934	$280,091	—	$—	$5,240,674	$(4,739,215)	$(2,629)	$778,921

The accompanying notes are an integral part of these consolidated financial statements.

Winners, Inc. and Subsidiary
Consolidated Statements of Cash Flows
(unaudited)

	For the Year Ended
	December 31,
	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,292,490)	$(1,203,814)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount	406,988	100,762
Amortization of debt issue costs	8,501	19,526
Allowance for doubtful accounts	70,000	—
Gain on settlement	—	(227,600)
Loss on settlement of debt	—	17,501
Contributed services - related parties	—	300,000
Stock based compensation	320,758	8,050
Loss on sale of marketable securities	—	175,021
Effect of changes in:
Accounts receivable	(24,788)	—
Subscription receivable	10,412	—
Prepaid expenses	(7,166)	(38,292)
Accounts payable and accrued expenses	(8,339)	20,412
Accounts payable and accrued expenses - related parties		61,020
Accrued interest payable - related parties		14,846
Net Cash Used in Operating Activities	(2,516,124)	(752,568)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash acquired in reverse capitalization	—	2,000
Acquisition of marketable securities in debt settlement	—	(511,600)
Sale of marketable securities	—	511,600
Proceeds from sale of marketable securities	—	336,579
Net Cash Provided by (Used in) Investing Activities	—	338,579

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	995,000	—
Proceeds from private placement	3,750,000	—
Cash paid as direct offering costs	(52,000)	—
Proceeds from debt settlement	—	75,000
Cash paid in debt settlement	—	(200,000)
Proceeds from sale of subsidiary, net of offering costs of $26,704	—	167,905
Proceeds from line of credit - related party	—	1,000
Repayments on line of credit - related party	(61,480)	(75,420)
Proceeds from notes payable - related parties	—	665,000
Repayments on notes payable	(1,462,704)	(2,000)
Net Cash Provided by Financing Activities	3,168,816	631,485

Net Increase (Decrease) in Cash	652,692	217,496
Cash at Beginning of Year	218,356	860
Cash at End of Year	$871,048	$218,356

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$6,083	$—
Income taxes paid	$—	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Conversion of debt into common stock	$775,000	$—

The accompanying notes are an integral part of these consolidated financial statements.

Winners, Inc. and Subsidiary
Notes to the Consolidated Financial Statements (Unaudited)

Note 1. Organization and Nature of Operations

Winners, Inc. and Subsidiary (collectively, “we”, “us”, “our” or the “Company”) provides mobile and online sports advisory services, specifically, by operating in the sports wagering industry providing analysis, research, data, guidance, and handicapping advice to sports bettors.

The parent (Winners, Inc.) and subsidiary are organized as follows:

Company Name	Incorporation Date	State of Incorporation
Winners, Inc. (“Winners”)	August 10, 2007	Nevada
VegasWinners, Inc. (“VWI”)	August 31, 2018	Nevada

Winners, Inc. acquired approximately 97% of VegasWinners, Inc. on August 11, 2020 in a reverse recapitalization.

The ongoing COVID-19 global and national health emergency has caused significant disruption in the international and United States economies and financial markets. In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. The spread of COVID-19 has caused illness, quarantines, cancellation of events and travel, business and school shutdowns, reduction in business activity and financial transactions, labor shortages, supply chain interruptions and overall economic and financial market instability. The COVID-19 pandemic has the potential to significantly impact the Company’s supply chain, distribution centers, or logistics and other service providers.

In addition, a severe prolonged economic downturn could result in a variety of risks to the business, including weakened demand for products and services and a decreased ability to raise additional capital when needed on acceptable terms, if at all. As the situation continues to evolve, the Company will continue to closely monitor market conditions and respond accordingly. To date, the Company has not experienced any significant economic impact due to COVID-19.

Reverse Recapitalization

On August 11, 2020, the Company merged with GoooGreen, Inc. (“GGI”) (now known as Winners, Inc.), a then public shell corporation, with VWI becoming the surviving corporation, in a transaction treated as a reverse recapitalization. At the time of the transaction, Winners had insignificant operations relative to the VWI operations acquired and is considered the successor to substantially all of the operations of VWI.

In the reverse recapitalization, Winners issued 4,250,000 shares of Series A, convertible and mandatorily redeemable preferred stock in exchange for 4,250,000 shares of VWI common stock, representing a change in control of Winners. Due to the recapitalization, these shares are considered issued and outstanding as of the earliest period presented.

The transaction also required a recapitalization of Winners. Since VWI acquired a controlling voting interest, it was deemed the accounting acquirer, while Winners was deemed the legal acquirer. The historical financial statements of the Company are those of VWI and of the consolidated entities from the date of recapitalization and subsequent.

Winners, Inc. and Subsidiary
Notes to the Consolidated Financial Statements (Unaudited)

Note 1. Organization and Nature of Operations (continued)

The Company did not recognize goodwill or any intangible assets in connection with the transaction. Additionally, since the transaction is considered a reverse recapitalization with a public shell corporation, the presentation of pro-forma financial information was not required.

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Liquidity, Going Concern and Management’s Plans

These unaudited consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.

As reflected in the accompanying unaudited consolidated financial statements, for the year ended December 31, 2021, the Company had:

●	Net loss of $3,292,490; and

●	Net cash used in operations was $2,516,124

Additionally, at December 31, 2021, the Company had:

●	Accumulated deficit of $4,739,215

●	Stockholders’ equity of $778,921; and

●	Working capital of $787,921

The Company has cash on hand of $871,048 at December 31, 2021. Although the Company intends to raise additional debt or equity capital, the Company expects to continue to incur significant losses from operations and have negative cash flows from operating activities for the near-term. These losses could be significant as sports advisory service revenues ramp up along with continuing expenses related to consulting, compensation, professional fees, brand marketing, development and regulatory are incurred.

The Company has incurred significant losses since its inception and has not demonstrated an ability to generate sufficient revenues to achieve profitable operations. There can be no assurance that profitable operations will ever be achieved, or if achieved, could be sustained on a continuing basis. In making this assessment we performed a comprehensive analysis of our current circumstances including: our financial position, our cash flows and cash usage forecasts for the period ended December 31, 2021, and our current capital structure including equity-based instruments and our obligations and debts. The Company has satisfied its obligations from the issuance of both debt and equity; however, there is no assurance that such successful efforts will continue.

Winners, Inc. and Subsidiary
Notes to the Consolidated Financial Statements (Unaudited)

Note 1. Organization and Nature of Operations (continued)

If the Company does not obtain additional capital, the Company will be required to reduce the scope of its business development activities or cease operations. The Company continues to explore obtaining additional capital financing sources and the Company is closely monitoring its cash balances, cash needs, and expense levels.

These factors create substantial doubt about the Company’s ability to continue as a going concern within the twelve-month period subsequent to the date that these unaudited consolidated financial statements are issued. The unaudited consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Accordingly, the unaudited consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

Management’s strategic plans include the following:

●	Pursuing additional capital raising opportunities,

●	Continuing to develop core operations that will generate revenues,

●	Explore and execute prospective partnering opportunities; and

●	Identifying unique market opportunities that represent potential positive short-term cash flow.

Note 2. Summary of Significant Accounting Policies Principles of Consolidation

These unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of the Company and its majority owned subsidiary. All intercompany transactions and balances have been eliminated.

The noncontrolling interest in VWI is reported as non-controlling interest in total stockholders’ equity (deficit) of our unaudited consolidated financial statements. This noncontrolling interest represents stockholders who acquired shares of VWI prior to the reverse recapitalization, but whose shares were not exchanged in the reverse recapitalization in August 2020.

Business Segments and Concentrations

The Company uses the “management approach” to identify its reportable segments. The management approach requires companies to report segment financial information consistent with information used by management for making operating decisions and assessing performance as the basis for identifying the Company’s reportable segments. The Company manages its business as one reportable segment. Customers in the United States accounted for 100% of our revenues, however this could change as the Company grows as all services are provided online and advertised worldwide. We do not have any property or equipment outside of the United States.

Winners, Inc. and Subsidiary
Notes to the Consolidated Financial Statements (Unaudited)

Use of Estimates

Preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the unaudited consolidated financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates, and those estimates may be material.

Significant estimates during the year ended December 31, 2021 and 2020 include valuation of stock-based compensation, uncertain tax positions, and the valuation allowance on deferred tax assets.

Cash and Cash Equivalents

The Company considers highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. At times, such cash may be in excess of the Federal Depository Insurance Corporation (“FDIC”) insured limits. As of December 31, 2021 and December 31, 2020, the Company had $0 in deposits, respectively, in excess of FDIC insured limits.

Original Issue Discount

For certain notes issued, the Company provides the debt holder with an original issue discount. The original issue discount is recorded as a debt discount, reducing the face amount of the note, and is amortized to interest expense in the unaudited consolidated statements of operations over the life of the debt.

Debt Issue Cost

Debt issuance cost paid to lenders, or third parties are recorded as debt discounts and amortized to interest expense in the unaudited consolidated statements of operations, over the life of the underlying debt instrument.

Revenue Recognition

Pursuant to ASC 606, we recognize revenue to depict the transfer of goods or services to customers in amounts that reflect the consideration or payment the Company expects to be entitled to receive in exchange for those goods or services. Our revenue is recognized by applying the following five steps: 1) identify the contracts with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to the performance obligations; and 5) recognize revenue when (or as) we satisfy a performance obligation.

Winners, Inc. and Subsidiary
Notes to the Consolidated Financial Statements (Unaudited)

We apply judgment in determining the customer’s ability and intention to pay, which is based on a variety of factors including the customer’s historical payment experience or, in the case of a new customer, published credit or financial information pertaining to the customer. If a contract includes multiple promised goods or services, we apply judgment to determine whether the promised goods or services are capable of being distinct and are distinct within the context of the contract. If these criteria are not met, the promised goods or services are accounted for as a combined performance obligation. We determine the transaction price based on the consideration which we will be entitled to receive in exchange for transferring goods or services to our customer.

We recognize revenue at the time that the related performance obligation is satisfied by transferring the promised goods or services to our customer.

The Company earns nonrefundable fees on the date that a customer pays for sports advisory services with no further performance obligations required.

Income Taxes

The Company accounts for income tax using the asset and liability method prescribed by ASC 740, Income Taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the year in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

The Company follows the accounting guidance for uncertainty in income taxes using the provisions of ASC 7 40 Income Taxes. Using that guidance, tax positions initially need to be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. As of December 31, 2021 and December 31, 2020, the Company had no uncertain tax positions that qualify for either recognition or disclosure in the unaudited consolidated financial statements.

The Company recognizes interest and penalties related to uncertain income tax positions in other expense. No interest and penalties related to uncertain income tax positions were recorded during the year ended December 31, 2021 and 2020, respectively. As of December 31, 2021, tax years 2017-2020 remain open for IRS audit.

Advertising Costs

The Company expenses the cost of advertising and marketing as incurred. Advertising and marketing costs for the year ended December 31, 2021 and 2020 totaled $662,533 and $113,947 respectively. The year over year increase is due to using podcasts as a form of marketing in 2021.

Winners, Inc. and Subsidiary
Notes to the Consolidated Financial Statements (Unaudited)

Common Stock Awards

The Company may grant common stock awards to non-employees in exchange for services provided. The Company measures the fair value of these awards using the fair value of the services provided or the fair value of the awards granted, whichever is more reliably measurable. The fair value measurement date of these awards is generally the date the performance of services is complete. The fair value of the awards is recognized on a straight-line basis as services are rendered. The share-based payments related to common stock awards for the settlement of services provided by non-employees is recorded in accordance with ASU 2018-07 (June 2018) on the unaudited consolidated statements of operations in the same manner and charged to the same account as if such settlements had been made in cash.

Basic and Diluted Earnings (Loss) per Share

Pursuant to ASC 260-10-45, basic loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding for the periods presented. Diluted loss per share is computed by dividing net loss by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period. Potentially dilutive common shares may consist of convertible preferred stock, common stock issuable for stock options and warrants (using the treasury stock method), convertible notes and common stock issuable. These common stock equivalents may be dilutive in the future.

The following potentially dilutive equity securities outstanding as of December 31, 2021 and 2020 were not included in the computation of diluted loss per common share because the effect would have been anti-dilutive:

	December 31,	December 31,
	2021	2020
Series A, preferred stock (100:1 into common stock)	900,000,000	900,000,000
Total common stock equivalents	900,000,000	900,000,000

On November 30, 2020, the Company executed a 10 for 1 forward stock split. All share and per share amounts have been retroactively restated to the earliest period presented.

As of December 31, 2021 and December 31, 2020, respectively, the Company has sufficient authorized shares of common stock to settle any potential conversions of its common stock equivalents.

Series A, preferred stock is classified as a temporary equity on the unaudited consolidated balance sheets (See Note 8).

Winners, Inc. and Subsidiary
Notes to the Consolidated Financial Statements (Unaudited)

Related Parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

Recently Issued Accounting Pronouncement Not Yet Implemented

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which is required to be implemented for fiscal periods beginning after December 15, 2021. The provisions of the ASU seek to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and by disclosing key information about leasing arrangements. ASU 2016-02 requires that a lessee recognize assets and liabilities for all leases with lease terms of more than 12 months. Additionally, the ASU will require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases, including qualitative and quantitative requirements. Lessor accounting will remain largely unchanged except for changes to align lessor accounting with ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The Company is currently evaluating the effect of this ASU on its unaudited consolidated financial statements.

Note 3. Revenue from Contracts with Customers

The Company had revenue from contracts with customers in the amount of $27,483 and $7,384 for the years ended December 31, 2021 and 2020, respectively. All revenue was sports advisory service revenue and is recognized at the time of transfer of goods or services.

Winners, Inc. and Subsidiary
Notes to the Consolidated Financial Statements (Unaudited)

Note 4. Related Party Transactions

Notes Payable – Related Parties

On August 26, 2021, the Company entered into three notes payable with related parties. See Note 7 regarding information on these notes payable.

Consulting Agreements:

The Company has entered into an employment agreement with Wayne Allyn Root, effective August 11, 2020, to serve as the Chief Executive Officer and President of VWIN. The initial term is five years. Mr. Root is to receive a base salary of $150,000 per year with annual increase of 10% compounded annual on each prior annual salary. Additionally, Mr. Root is to receive 10% of the annual pre-tax profits of VWIN and 15% of paid advertising revenues directly introduced by Mr. Root. Mr. Root will also receive standard sports handicapping commission consistent with VWIN policy. Mr. Root’s employment may be terminated by either VWIN or Mr. Root at any time and for any reason upon at least 60 days’ advanced notice. Compensation for such termination will be as set forth in the Employment Agreement.

The Company has entered into an employment agreement with Thomas Terwilliger effective August 11, 2020 to serve as the Company’s Chief Executive Officer and Chief Financial Officer for a term of three years at a rate of $1.00 per year.

The Company has entered into a Consulting Agreement with Parcae Capital Corporation, a company affiliated with Frank Magliochetti, one of our directors, pursuant to which Parcae has agreed to provide strategic and business development assistance for an initial period of three years for $10,000 per month plus 1,000,000 shares of the Company’s Series A Convertible Preferred Stock.

The Company has entered into a Consulting Agreement with addendums with SH Fund LLC, a company affiliated with Thomas Terwilliger, our Chief Executive Officer, pursuant to which SH Fund has agreed to provide strategic and business development assistance for an initial period of three years for (a) a fee of $2,500 for August 2020, (b) a fee of $5,000 per month for September 2020 - December 2020 for work specified in the Addendum, (c) a fee of $4,000 per month for January 2021, and (d) a fee of $7,500 per month commencing February 2021 until termination of the Consulting Agreement plus 500,000 shares of the Company’s Series A Convertible Preferred Stock.

Effective August 11th, 2020, and amended July 1, 2021, the Company entered into a three-year consulting agreement with Leonard Tucker, LLC. to provide consulting services. Under this agreement, Leonard Tucker, LLC. receives compensation of $20,000 per month.

Winners, Inc. and Subsidiary
Notes to the Consolidated Financial Statements (Unaudited)

Effective August 11th, 2020, the Company entered into a three-year consulting agreement with Capa Partners, LTD. to provide consulting services. Under this agreement, Capa Partners, LTD. receives compensation of $5,000 per month.

Effective August 11th, 2021, the Company entered into a license and development agreement with Alec McMordie and Jean-Paul Sio. Under this agreement, McMordie and Sio receive compensation of $200,000 payable $80,000 upon execution of Agreement and 12 equal monthly payments of $10,000 per month upon successful integration of an application to publish and sell sports picks online.

The Company has agreements dated as of August 11, 2020 with each of its six directors, pursuant to which each of them has agreed to serve as a director without compensation with respect to services performed as directors subject to reimbursement for reasonable out-of-pocket expense in connection with the performance of their duties. The term as a director is until they are removed by the Company’s stockholders, they resign or commit certain types of crimes.

Note 5. Loan Receivable

In 2019, the Company loaned $70,000 to a third party. The loan is unsecured and non-interest bearing. During the year ended December 31, 2021, the Company recorded an allowance for doubtful accounts of $70,000. The loan become past due on February 28, 2022.

Note 6. Line of Credit

On January 1, 2019, the Company executed a line of credit with the Company’s CEO for up to

$100,000. The company can draw down on the note through its maturity date of December 31, 2021, however, all principal and accrued interest must be repaid by the maturity date. The line of credit is unsecured and non-interest bearing. The line of credit had a balance of $0 and $5,230 as of December 31, 2021 and December 31, 2020, respectively.

Note 7. Notes Payable

Notes payable in the amount of $90,000 consist of the following three notes as of December 31, 2021.

The Company entered into a note payable to a related party on August 11, 2020 in the amount of

$446,000 due August 11, 2021. The note payable was issued at a discount of face value in the amount of $48,000. The note payable is unsecured, but shall become immediately due and payable in the event of default. The current balance of this note is $0 at December 31, 2021.

The Company entered into a second note payable to a related party on November 6, 2020 in the amount of $200,000 with an interest rate of 10% due August 11, 2021. The note payable is unsecured, but shall become immediately due and payable in the event of default. The current balance of this note is $0 at December 31, 2021.

Winners, Inc. and Subsidiary
Notes to the Consolidated Financial Statements (Unaudited)

Note 7. Notes Payable (continued)

The Company entered into a third note payable to a related party on December 30, 2020 in the amount of $115,000 with an interest rate of 10% due August 11, 2021. The note payable is unsecured, but shall become immediately due and payable in the event of default. The current balance of this note is $90,000 at December 31, 2021.

As the first note payable is noninterest bearing and issued at a discount, imputed interest was recorded using an effective rate of 10.76%, the amount of the issued discount. There was no remaining balance of the discount at December 31, 2021 as the note was due on August 11, 2021. Current year amortization was $29,326, which is included in amortization expense on the unaudited consolidated statement of operations.

The full notes payable balance of $90,000 is past due on December 31, 2021.

The Company also held four additional notes payable with unrelated parties during 2021. The notes were issued with a combined principal value of $1,998,250. These four notes were extinguished in 2021 through repayments, issuance of stock in connection with debt settlement, and conversion of debt into common stock. These notes have no balance as of December 31, 2021.

Note 8. Series A, Convertible and Redeemable Preferred Stock

The Company’s Series A, Convertible and Redeemable Preferred Stock (“Series A PS”) have the following terms:

●	100,000,000 shares authorized

●	Par value – $0.001

●	Convertible – one hundred (100) shares of common stock for each one (1) share of preferred stock

●	Dividends – para passu with common stock

●	Voting - equivalent to the as converted number of common shares (100:1)

●	Liquidation value – no stated value but para passu with common stock on an as converted basis

●	Deemed liquidation provision relating to any reorganization, recapitalization, reclassification, consolidation or merger.

●	Convertible – Automatic upon the later of (a) written consent of at least a majority of the then outstanding Series A preferred stock or (b) January 1, 2023.

●	Anti-dilution rights – Ability to maintain a 90% interest on a fully-diluted basis of all common stock and related common stock equivalents for the period ending January 1, 2024.

There are 9,000,000 Series A preferred shares issued and outstanding. The total voting power of those shares is 900,000,000 votes.

In accordance with ASC topic 480, Distinguishing Liabilities from Equity, redeemable financial instruments should be classified as liabilities on the unaudited consolidated balance sheets. Shares are mandatorily redeemable if it is certain that the Company will redeem those shares by transferring cash or other assets. That certainty would exist if the issuer were required to redeem the shares on a contractual maturity date or upon an event that is certain to occur.

Winners, Inc. and Subsidiary
Notes to the Consolidated Financial Statements (Unaudited)

Note 9. Stockholders’ Equity (Deficit)

The Company has one (1) class of common stock:

Common Stock

●	4,000,000,000 shares authorized

●	Par value - $0.001

●	Voting at 1 vote per share

Equity Transactions for the Year Ended December 31, 2021

Stock Issued for Cash and Subscription Receivable

The Company sold 75,000,000 shares of its common stock to various third parties for gross proceeds of $3,750,000 ($0.05/share). The Company incurred offering costs of $52,000 which were recorded as a reduction in paid in capital, resulting in net proceeds of $3,698,000.

There were proceeds of $10,412 that the Company was due from the crowd-funding offering occurring during 2020, which were collected in June 2021. These shares are issued and outstanding of VWI (noncontrolling interest).

Stock Issued for Services

The Company issued 4,050,134 shares of common stock for services rendered, having a fair value of $320,758 ($0.05 – $0.21/share), based upon the quoted closing trading price of the Company’s common stock:, which was expensed, and included as a component of general and administrative expenses on the unaudited consolidated statements of operations.

Conversion of Debt into Common Stock

The Company issued 15,500,000 shares of common stock in connection with the conversion of

$775,000 of notes payable ($0.05/share).

Equity Transactions for the Year Ended December 31, 2020 Stock Issued in Reverse Recapitalization

On August 11, 2020, the Company had a deemed issuance of 165,007,050 shares of common stock for the net equity in Winners totaling $1,861.

Winners, Inc. and Subsidiary
Notes to the Consolidated Financial Statements (Unaudited)

Note 9. Stockholders’ Equity (Deficit) (continued) Stock Issued for Services

The Company issued 1,150,000 shares of common stock for services rendered, having a fair value of $8,050 ($0.07/share), based upon the quoted closing trading price of the Company’s common stock, which was expensed, and included as a component of general and administrative expenses on the unaudited consolidated statements of operations.

Stock Issued for Debt Issue Costs

In connection with a note issued to CLIS for $350,000, the Company issued 5,000,000 shares of common stock having a fair value of $30,000 ($0.06/share), based upon the quoted closing trading price of the Company’s common stock (See Note 8).

Stock Issued in Debt Settlement

In connection with a debt settlement, the Company was required to issue 961,550 shares of common stock having a fair value of $62,501 ($0.065/share), based upon the quoted closing trading price of the Company’s common stock. At December 31, 2020, the shares had not been issued by the Company and were classified as common stock issuable, however, these shares were issued in May 2021 (See Note 8).

Stock Issued for Cash – VWI

VWI sold 144,074 shares of its common stock to various third parties under a crowd-funding offering for gross proceeds of $205,021 ($1.42/share). The Company incurred offering costs of

$26,704 which were recorded as a reduction in paid in capital, resulting in net proceeds of

$178,317.

At December 31, 2020, there were proceeds of $10,412 that the Company was due from the crowd- funding offering, which were received in June 2021.

Contributed Services – Related Parties

The VWI’s CEO paid four (4) Company directors an aggregate 200,000 shares for services rendered for the benefit of the Company, from his previously acquired common shares. The fair value of the common stock was $300,000 based upon the recent cash offering price of $1.50, which reflects the value of the common stock being sold in VWI under a crowdfunding offering.

Winners, Inc. and Subsidiary
Notes to the Consolidated Financial Statements (Unaudited)

Note 10– Commitments and Contingencies

Legal Matters

We are involved in certain legal proceedings that arise from time to time in the ordinary course of our business. Except for income tax contingencies, we record accruals for contingencies to the extent that our management concludes that the occurrence is probable and that the related amounts of loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. There are no legal proceeding currently pending.

Consulting Agreements

The Company has consulting agreements with various consultants and related party consultants with a service term ranging from 12 months up to 60 months. The following table summarizes the Company’s future payments/commitments as of December 31, 2021:

Year ending December 31:
2022	$962,000
2023	552,000
2024	180,000
2025	105,000
Total minimum payments	1,694,000

A total of $1,506,000 of our future payments/commitments are due to related party consultants (see Note 4).

Winners, Inc. and Subsidiary
Notes to the Consolidated Financial Statements (Unaudited)

Note 11. Subsequent Events

The Company has evaluated events and transactions occurring subsequent to the unaudited consolidated balance sheet date of December 31, 2021, for items that should potentially be recognized or disclosed in these unaudited consolidated financial statements.

Subsequent to December 31, 2021, the Company entered into a stock purchase agreement whereby the Company purchased back 1,000,000 Series A preferred shares from a related party for the total sum of $100,000 on the following terms. Initially, $50,000 was paid within one day of execution of the agreement for 500,000 preferred shares and the remaining balance of $50,000 for the remaining 500,000 preferred shares shall be paid over 12 equal monthly installments of $4,166.67 commencing March 1, 2022. The preferred shares will be surrendered to the Company pro-rata as the payments are made.

On March 1, 2022, the Company entered into an employment agreement with Todd Kobrin to become the President of VegasWinners, Inc. The term of the agreement is for one year with a monthly compensation of $1,000.

On March 1, 2022, the Company entered into an employment agreement with Andy Scott to become the Chief Marketing Officer of VegasWinners, Inc. The term of the agreement is for one year with a monthly compensation of $1,000.

On March 7, 2022, the Company entered into consulting agreement with Next Play Digital, LLC to provide digital marketing management to VegasWinners, Inc. The term of the agreement is three months with a monthly management fee of $18,000.

PART III - EXHIBITS

ITEM 16. INDEX TO EXHIBITS

Exhibit #

2.1	Articles of Incorporation*

2.2	GoooGreen Inc. Bylaws*

4.1	Form of Subscription Agreement*

6.1	Reorganization and Stock Purchase Agreement between the Company, VegasWINNERS, Inc., and certain shareholders of VegasWINNERS, Inc*.

6.2	Employment Agreement between Wayne Root and the Company*

6.3	Employment Agreement between Thomas Terwilliger and the Company*

6.4	Consulting Agreement between Parcae Capital Corp and the Company*

6.5	Consulting Agreement between Panza Consulting LLC and the Company*

6.6	Promissory Note-Clickstream Corporation*

6.7	Promissory Note- Capa Partners*

6.8	Promissory Note-Michael Handelman*

6.9	Secured Loan Agreement-Clickstream Corporation*

6.10	Secured Loan Agreement- Clickstream Corporation*

6.11	Promissory Note-ECommerceology, LLC*

6.12	Promissory Note-Parcae Capital Corp*

6.13	Promissory Note Always Energy, LLC*

6.14	Promissory Note-Leonard Tucker, LLC*

6.15	Demand Note-Tiger Trout Capital Puerto Rico LLC*

6.16	Consulting Agreement with SH Fund LLC with Addendums*

6.17	Agreement with Pete Rose*

6.18	Media Buyer Agreement with Monarch Productions*

6.19	Employment Agreement with Todd Kobrin*

6.20	Employment Agreement with Andy Scott*

6.21	Consulting Agreement with Leonard Tucker, LLC*

6.22	Agreement with Next Play Digital, LLC*

6.27	Stock Purchase Agreement with Panza Family Trust*

6.28	Hollis Barnhart Independent Contractor Agreement Addendum dated 7-1-22

6.29	Leonard Tucker, LLC Consulting Agreement Addendum dated 7-1-22

6.30	Parcae Capital Consulting Agreement Addendum dated 7-1-22

6.31	SH Fund Consulting Agreement Addendum dated 7-1-22

6.32	Wayne Allyn Root Employment Agreement Addendum dated 7-1-22

11.1	Consent of Newlan Law Firm, PLLC (see exhibit 12.1)**

12.1	Opinion of Newlan Law Firm, PLLC**

 *Previously filed

** Filed herewith

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on July 12, 2022.

WINNERS, INC.

By:	/s/ Wayne Allyn Root
Wayne Allyn Root
Chief Executive Officer

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Wayne Allyn Root
Wayne Allyn Root
	Chief Executive Officer and Director	July 12, 2022

By:	/s/ Michael Handelman
Michael Handelman
Chairman of the Board, Chief Financial
Officer (Principal Financial Officer)
	and Secretary	July 12, 2022

By:	/s/ Frank Magliochetti
Frank Magliochetti
	Director	July 12, 2022

By:	/s/ Lee Lipton
Lee Lipton
	Director	July 12, 2022

By:	/s/ Hollis Barnhart
Hollis Barnhart
	Director	July 12, 2022